UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material under 14a-12

AMEDISYS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required.

☐ Previously paid with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

3854 American Way, Suite A

Baton Rouge, Louisiana 70816

(225) 292-2031 or (800) 467-2662

e-mail: investor@amedisys.com

April 27, 2022

Dear Fellow Stockholder:

You are cordially invited to our 2022 Annual Meeting of Stockholders on Thursday, June 9, 2022 at 10:00 a.m., Central Daylight Saving Time, at our executive office, 209 10th Ave. S., Suite 512, Nashville, Tennessee 37203. We look forward to updating you on new developments at Amedisys.

We have elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules again this year. We believe that providing our proxy materials over the Internet increases the ability of our stockholders to connect with the information they need, while reducing the environmental impact of the Annual Meeting and our costs associated with the physical printing and mailing of proxy materials.

It is important that your shares be represented at the Annual Meeting. We hope you will come to the Annual Meeting in person, but whether you do, and regardless of the number of shares you own, please vote your shares by (i) Internet, (ii) telephone, or (iii) mail in order to ensure your representation at the meeting.

Matters to be covered at the meeting are explained in detail in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Amedisys is a leading healthcare at home company delivering personalized home health, hospice, personal care and high acuity care. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based personal care; inpatient hospital, palliative and skilled nursing facility (“SNF”) care in their homes; recovery and rehabilitation after an operation or injury; care focused on empowering them to manage a chronic disease; or hospice care at the end of life. More than 3,000 hospitals and 90,000 physicians nationwide have chosen Amedisys as a partner in post-acute care. With approximately 21,000 employees, in 548 care centers in 38 states and the District of Columbia, Amedisys is dedicated to delivering the highest quality of care to the doorsteps of more than 445,000 patients in need every year.

I look forward to sharing our strategic plans for 2022 with you during our Annual Meeting.

Sincerely,

Christopher T. Gerard
President and Chief Executive Officer

Paul B. Kusserow
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, June 9, 2022
Time:	10:00 a.m., Central Daylight Saving Time
Place:	Amedisys, Inc. Executive Office 209 10th Ave. S., Suite 512 Nashville, Tennessee 37203

Proposals:

1.

To elect the nine director nominees identified in the accompanying Proxy Statement to the Board of Directors of Amedisys, Inc. (the “Company”), each to serve a one-year term expiring at the latter of the 2023 Annual Meeting of the Company’s stockholders or upon his or her successor being elected and qualified.

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2022.

3.	To approve, on an advisory (non-binding) basis, the compensation paid to the Company’s Named Executive Officers (“say on pay” vote).

To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

We are mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders instead of paper copies of our Proxy Statement and 2021 Annual Report. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how stockholders can receive a paper copy of our proxy materials, including the Proxy Statement, our 2021 Annual Report and proxy card.

Who can vote:	Stockholders of record at the close of business on April 14, 2022 (the “Record Date”).

How you can vote:	You may vote your proxy by (i) accessing the Internet website specified on the Notice, (ii) calling the toll-free number specified on your proxy card, if you requested printed copies of the proxy materials; or (iii) marking, signing and returning the enclosed proxy card in the envelope provided, if you requested printed copies of the proxy materials. Stockholders who received their proxy card through an intermediary (such as a broker or bank) must deliver it in accordance with the instructions given by such intermediary.

Who may attend:	Any stockholder of record as of the Record Date may attend the meeting. Upon arrival at the meeting, you will be required to register and present government-issued photo identification, such as your driver’s license, state identification card or passport. If your shares are registered in the name of a bank, brokerage firm or other nominee and you plan to attend the meeting, bring your statement of account showing evidence of ownership as of the Record Date.

BY ORDER OF THE BOARD OF DIRECTORS

Jennifer Guckert Griffin Corporate Secretary
April 27, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON JUNE 9, 2022:

The Notice of Internet Availability of Proxy Materials, Notice of Meeting, Proxy Statement and 2021 Annual Report to Stockholders are available free of charge at www.proxyvote.com

Some of the statements in this proxy statement, including those related to our goal of achieving net zero greenhouse gas (“GHG”) emissions for our business by 2050, may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Factors that could cause actual results to differ, possibly materially, from those in the forward-looking statements include, but are not limited to, our ability to formulate and implement plans to reduce our Scope 1 and 2 GHG emissions as anticipated; our reliance on third parties, whose actions are outside our control, to reduce our Scope 3 GHG emissions, as well as other factors discussed in our 2021 Annual Report on Form 10-K, subsequent Quarterly Reports on Forms 10-Q, and the other filings we make with the Securities and Exchange Commission (“SEC”). We assume no obligation to update this proxy statement, which speaks as of the date issued.

(i)

3854 American Way, Suite A

Baton Rouge, Louisiana 70816

PROXY STATEMENT

Annual Meeting of Stockholders of the Company to be held on June 9, 2022

SOME QUESTIONS YOU MAY HAVE REGARDING THIS PROXY STATEMENT

AND THE ANNUAL MEETING

Q:	What is this document?

A:    This document is the Proxy Statement of Amedisys, Inc. that is being made available to stockholders on the Internet, or sent to stockholders upon request, in connection with our Annual Meeting of stockholders to be held on Thursday, June 9, 2022 at 10:00 a.m. Central Daylight Saving Time at our executive office, 209 10th Ave. S., Suite 512, Nashville, Tennessee 37203 (the “Meeting”). A proxy card is also being furnished with this document, if you requested printed copies of the proxy materials.

We will refer to Amedisys, Inc. throughout as “we,” “us,” the “Company” or “Amedisys.”

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:

Pursuant to rules adopted by the SEC, the Company will use the Internet as the primary means of furnishing proxy materials to stockholders again this year. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the complete proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. The Company encourages stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of its annual meetings and the cost to the Company associated with the physical printing and mailing of materials.

Q:	Why am I receiving these materials?

A:

You are receiving this document because you were one of our stockholders on April 14, 2022, the record date for the Meeting. We are soliciting your proxy (i.e., your permission) to vote your shares of Amedisys stock upon certain matters at the Meeting. We are required by law to convene an annual meeting of our stockholders at which directors are elected. Because our shares are widely held, it would be impractical, if not impossible, for our stockholders to meet physically in sufficient numbers to hold a meeting. Accordingly, proxies are solicited from our stockholders. We began mailing the Notice on or about April 27, 2022.

Q:	Who may vote at the Meeting?

A:

We have fixed the close of business on April 14, 2022, as the record date for determining who is entitled to vote at the Meeting. As of that date, there were 32,572,820 shares of our common stock outstanding and entitled to be voted at the Meeting. You may cast one vote for each share of common stock held by you on April 14, 2022 on all matters presented at the Meeting.

Q:	What proposals will be voted on at the Meeting?

A:	There are three proposals to be considered and voted on at the Meeting:

(1)

To elect the nine director nominees identified in this Proxy Statement to our Board of Directors, each to serve a one-year term expiring at the latter of the 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”) or upon his or her successor being elected and qualified;

(2)	To ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2022; and

(3)	To approve, on an advisory (non-binding) basis, the compensation paid to our Named Executive Officers (“say on pay” vote).

We will also consider other business that properly comes before the Meeting in accordance with Delaware law and our Bylaws.

Q:	What are my choices when voting on the election of the nine director nominees identified in this Proxy Statement, and what vote is needed to elect directors to the Board of Directors?

A:

In regards to the vote on the election of the nine director nominees identified in this Proxy Statement to serve until the 2023 Annual Meeting or upon his or her successor being elected and qualified, stockholders may:

•	vote in favor of all director nominees;

•	vote to withhold authority for specific director nominees; or

•	vote to withhold authority to vote for all director nominees.

Directors are elected by a plurality of the votes cast at the Meeting. As a result, the nine directors receiving the highest number of “FOR” votes will be elected as directors. The Company’s Corporate Governance Guidelines, however, provide that a director candidate must tender his or her resignation if he or she receives a greater number of “withhold” votes than “for” votes. The Nominating and Corporate Governance Committee would then make a recommendation to the Board of Directors on whether to accept or reject the resignation or whether other action should be taken. For additional information, please see the discussion beginning on page 8 of this Proxy Statement.

Q:

What are my choices when voting on the ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2022, and what vote is needed to ratify their appointment?

A:	In regards to the vote on the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2022, stockholders may:

•	vote in favor of the ratification;

•	vote against the ratification; or

•	abstain from voting on the ratification.

The affirmative vote of a majority of the shares represented at the Meeting and entitled to vote is required to approve the proposal to ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2022. For additional information, please see the discussion beginning on page 25 of this Proxy Statement.

Q:

What are my choices when voting on the advisory (non-binding) proposal regarding the compensation paid to the Company’s Named Executive Officers (“say-on-pay”), and what vote is needed to approve the advisory say-on-pay proposal?

A:	In regards to the advisory (non-binding) proposal on the compensation paid to our Named Executive Officers, stockholders may:

•	vote in favor of the advisory say-on-pay proposal;

•	vote against the advisory say-on-pay proposal; or

•	abstain from voting on the advisory say-on-pay proposal.

The affirmative vote of a majority of the shares represented at the Meeting and entitled to vote is required to approve, on an advisory basis, the say on pay vote. As an advisory vote, this proposal is not binding upon us. However, the Compensation Committee of our Board of Directors, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our stockholders and will consider the outcome of the vote when making future compensation decisions. For additional information, please see the discussion beginning on page 30 of this Proxy Statement.

Q:	How does the Company’s Board of Directors recommend that I vote?

A:	Please see the information included in this Proxy Statement relating to the proposals to be considered and voted on at the Meeting. Our Board of Directors unanimously recommends that you vote:

•	“FOR” each of the nine nominees to our Board of Directors identified in this Proxy Statement;

•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2022; and

•	“FOR” the advisory (non-binding) proposal regarding the compensation paid to our Named Executive Officers (“say on pay”).

Q:	What information is available on the Internet?

A:	A copy of this Proxy Statement and our 2021 Annual Report to Stockholders is available for download free of charge at www.proxyvote.com.

Our Company website address is www.amedisys.com. We use our website as a channel of distribution for important Company information. Important information, including press releases, investor presentations and financial information regarding our Company is routinely posted on and accessible on the Investors subpage of our website, which is accessible by clicking on the tab labeled “Investors” on our website home page. Visitors to our website can also register to receive automatic e-mail and other notifications alerting them when new information is made available on the Investors subpage of our website.

In addition, we make available on the Investors subpage of our website (under the link “SEC Filings”) free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, ownership reports on Forms 3, 4 and 5 and any amendments to those reports as soon as practicable after we electronically file such reports with the SEC. Further, copies of our Certificate of Incorporation and Bylaws, our Code of Ethical Business Conduct, our Corporate Governance Guidelines and the charters for the Audit, Compensation, Nominating and Corporate Governance, Quality of Care and Compliance and Ethics Committees of our Board of Directors are also available on the Investors subpage of our website (under the link “Governance”).

Information from this website is not incorporated by reference into this Proxy Statement.

Q:	What constitutes a quorum?

A:	The presence in person or by proxy of holders of a majority of our common stock outstanding as of the Record Date is needed for a quorum at the Meeting.

Q:	What are “broker votes” and “broker non-votes?”

A:

On certain “routine” matters, brokerage firms have discretionary authority under applicable stock exchange rules to vote their customers’ shares if their customers do not provide voting instructions. When a brokerage firm votes its customers’ shares on a routine matter without receiving voting instructions (referred to as a “broker vote”), these shares are counted both for establishing a quorum to conduct business at the Meeting and in determining the number of shares voted “FOR” or “AGAINST” the routine matter. For purposes of the Meeting, the proposal to ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2022 is considered a “routine” matter.

Under applicable stock exchange rules: (i) the election of directors and (ii) the advisory (non-binding) vote on the compensation of our Named Executive Officers (“say on pay” vote) are considered “non-routine” matters for which brokerage firms do not have discretionary authority to vote their customers’ shares if their customers did not provide voting instructions. Therefore, for purposes of the Meeting, if you hold your stock through a brokerage account, your brokerage firm may not vote your shares on your behalf on (i) the election of directors and (ii) the advisory (non-binding) vote on the compensation paid to our Named Executive Officers (“say on pay”), without receiving instructions from you. When a brokerage firm does not have the authority to vote its customers’ shares or does not exercise its authority, these situations are referred to as “broker non-votes.” Broker non-votes are only counted for establishing a quorum and will have no effect on the outcome of the vote.

We encourage you to provide instructions to your brokerage firm, bank or other nominee by voting your proxy. This action ensures your shares will be voted at the Meeting on all matters up for consideration.

Q:	What if I abstain from voting?

A:

You have the option to “ABSTAIN” from voting with respect to (i) the ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2022 and (ii) the advisory (non-binding) vote on the compensation paid to our Named Executive Officers (“say on pay”). Abstentions with respect to these proposals are counted for purposes of establishing a quorum. If a quorum is present, abstentions will have the same effect as a vote against the proposal.

Q:

How will my shares be voted if I return my proxy card or vote via telephone or Internet? What if I return my proxy card but do not provide voting instructions or complete the telephone or Internet voting procedures but do not specify how I want to vote my shares?

A:

Our Board of Directors has named Christopher T. Gerard, our Chief Executive Officer, and Scott G. Ginn, our Executive Vice President and Chief Financial Officer, as official proxy holders. They will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy.

All shares represented by properly executed proxies, unless previously revoked, will be voted at the Meeting as you direct.

IF YOU SIGN AND RETURN YOUR PROXY CARD BUT GIVE NO DIRECTION OR COMPLETE THE TELEPHONE OR INTERNET VOTING PROCEDURES BUT DO NOT SPECIFY HOW YOU WANT TO VOTE YOUR SHARES, THE SHARES WILL BE VOTED “FOR” THE ELECTION OF THE PERSONS NAMED HEREIN AS DIRECTORS; “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022; AND “FOR” THE PROPOSAL REGARDING AN ADVISORY (NON-BINDING) VOTE ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS (“SAY ON PAY”).

Q:	How do I vote?

A:

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered a stockholder of record with respect to those shares. If you are a record holder, the Notice is being sent to you directly by Broadridge Financial Solutions, Inc. Please carefully consider the information contained in this Proxy Statement. Whether or not you plan to attend the Meeting, please vote by (i) accessing the Internet website specified on the Notice, (ii) calling the toll-free number specified on your proxy card, if you requested printed copies of the proxy materials or (iii) marking, signing and returning your proxy card promptly, if you requested printed copies of the proxy materials, so that we can be assured of having a quorum present at the Meeting and so that your shares may be voted in accordance with your wishes, even if you later decide to attend the Meeting. If you are a stockholder of record, the method you use to vote will not limit your right to vote at the Meeting if you decide to attend in person. Written ballots will be passed out to any stockholder of record who wants to vote at the Meeting. Please follow the directions on your proxy card carefully.

If, like most of our stockholders, you hold your shares in street name through a broker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of those shares, and the Notice is being forwarded to you by your broker, bank or other nominee, together with a voting instruction card. To vote at the Meeting, beneficial owners will need to contact the broker, bank or other nominee that holds their shares to obtain a “legal proxy” to bring to the Meeting.

If you hold shares in the name of a broker, bank or other nominee you may be able to vote those shares by Internet or telephone depending on the voting procedures used by your broker, bank or other nominee, as explained below under the question “How do I vote if my shares are held in “street name” by a broker, bank or other nominee?”

No cumulative voting rights are authorized, and dissenters’ rights and rights of appraisal are not applicable to the matters being voted upon.

Q:	How do I vote if my shares are held in “street name” by a broker, bank or other nominee?

A:

If your shares are held by a broker, bank or other nominee (this is called “street name”), your broker, bank or other nominee will send you instructions for voting those shares. Many (but not all) brokerage firms, banks and other nominees participate in a program provided through Broadridge Investor Communication Solutions that offers Internet and telephone voting options.

Q:	May I revoke my proxy after I have delivered my proxy?

A:

You may revoke your proxy at any time before the polls close by submitting a subsequent proxy with a later date by using the Internet, by telephone or by mail or by sending our Corporate Secretary a written revocation. Your proxy will also be considered revoked if you attend the Meeting and vote in person. If your shares are held in “street name” by a broker, bank or other nominee, you must contact your broker, bank or other nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the Meeting.

Q:	Who is soliciting my vote?

A:	In this Proxy Statement, our Board of Directors is soliciting your vote for matters being submitted for stockholder approval at the Meeting.

Q:	Who will bear the cost for soliciting votes for the Meeting?

A:

We will bear the cost of soliciting proxies. In addition to the use of mail, our directors, officers and non-officer employees may solicit proxies in person or by telephone or other means. These persons will not be compensated for the solicitation but may be reimbursed for out-of-pocket expenses. We have also made arrangements with brokerage firms and other custodians, nominees and fiduciaries to forward this material to the beneficial owners of our common stock, and we will reimburse them for their reasonable out-of-pocket expenses.

Q:	Who will count the votes?

A:	We have hired a third party, Broadridge Financial Solutions, Inc., to judge voting, be responsible for determining whether or not a quorum is present and tabulate votes cast by proxy at the Meeting.

Q:	Where can I find voting results of the Meeting?

A:

We will announce preliminary voting results at the Meeting and publish final results on a Current Report on Form 8-K that we expect to file with the SEC within four business days after the Meeting (a copy of which will be available on the “Investors” subpage of our website, www.amedisys.com, under the link “SEC Filings”). If our final voting results are not available within four business days after the Meeting, we will file a Current Report on Form 8-K reporting the preliminary voting results and subsequently file the final voting results in an amendment to the Current Report on Form 8-K within four business days after the final voting results are known to us.

Q:	May I propose actions for consideration at the next Annual Meeting of Stockholders or nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future stockholder meetings, including director nominations. Please see “Other Matters” for more details.

Q:	Whom should I contact with questions about the Meeting?

A:

If you have any questions about this Proxy Statement or the Meeting, please contact Jennifer Guckert, our Senior Vice President, Deputy General Counsel and Corporate Secretary, at 3854 American Way, Suite A, Baton Rouge, Louisiana 70816 or by telephone at (225) 292-2031 or (800) 467-2662.

Q:	What if I have more than one account?

A:

Please vote proxies for all accounts to ensure that all your shares are voted. You may consolidate multiple accounts through our transfer agent, American Stock Transfer & Trust Company, LLC, online at www.amstock.com or by calling (800) 937-5449.

Q:	Will a list of stockholders entitled to vote at the Meeting be available?

A:

In accordance with Delaware law, a list of stockholders entitled to vote at the Meeting will be available at our executive office in Nashville, Tennessee on June 9, 2022, where the Meeting will be located, and will be accessible for ten days prior to the Meeting between the hours of 9:00 a.m. and 5:00 p.m. at our corporate headquarters in Baton Rouge, Louisiana.

EXECUTIVE OFFICERS

The following table presents information with respect to our executive officers as of April 27, 2022:

Name	Age	Title
Denise Bohnert	44	Chief Compliance Officer
Christopher T. Gerard	55	President and Chief Executive Officer
Scott G. Ginn	53	Executive Vice President and Chief Financial Officer
David L. Kemmerly	59	Chief Legal and Government Affairs Officer
Nick Muscato	36	Chief Strategy Officer
Michael P. North	57	Chief Information Officer

Denise Bohnert is our Chief Compliance Officer (since September 2019). She previously served as our Deputy Compliance Officer from January 2017 to August 31, 2019. Ms. Bohnert is responsible for managing and overseeing the compliance program, which is designed to promote ethical practices and compliance with state and federal healthcare laws and regulations. Ms. Bohnert also identifies potential compliance vulnerability and risks within the organization. Ms. Bohnert has over 17 years’ experience in healthcare and compliance. Before joining Amedisys in January 2017, Ms. Bohnert served as the Compliance Officer for Signature Healthcare in Louisville, Kentucky from January 2015 to December 2016, a skilled nursing facility and home health company. Ms. Bohnert was responsible for overseeing the compliance program which included the creation of regulatory policies and procedures, a compliance investigation structure and a staff of compliance professionals. From 2003 to December 2014, Ms. Bohnert worked at Kindred Healthcare in a variety of compliance and regulatory functions including Division Vice President of Risk and Compliance, Director of HIPAA Compliance (Privacy) and Risk Manager. Ms. Bohnert is both a registered nurse and licensed attorney earning her Bachelor of Science in Nursing from Indiana State University (Magna Cum Laude) and her Juris Doctor from Indiana University - Indianapolis. Ms. Bohnert also holds a Certification in Healthcare Compliance (CHC).

Christopher T. Gerard is our President (since February 2021) and Chief Executive Officer (since April 2022). He also served as our Chief Operating Officer from January 2017 until his appointment as our Chief Executive Officer effective April 15, 2022. Additional information regarding Mr. Gerard is provided below under “Proposal 1—Election of Directors—Nominees.”

Scott G. Ginn is our Executive Vice President (since February 2021) and Chief Financial Officer (since October 2017). He previously served as Chief Accounting Officer from February 2017 to October 2017, Senior Vice President of Finance and Accounting from October 2015 to February 2017 and Senior Vice President of Accounting and Controller from April 2007 to October 2015. Prior to joining the Company, he was a Director at Postlethwaite & Netterville, a professional accounting corporation. Mr. Ginn is a Certified Public Accountant.

David L. Kemmerly is our Chief Legal and Government Affairs Officer (since March 2020). He previously served as General Counsel from October 2015 to March 2020 and Senior Vice President, Government Affairs from March 2015 to March 2020. He previously served as Interim General Counsel from March 30, 2015 to October 30, 2015. Mr. Kemmerly has over 29 years of experience in governmental affairs, with more than 20 years specializing in health care law and public policy. From September 2013 to March 2015, he served as Special Counsel at Adams and Reese LLP, a multidisciplinary law firm where he represented diverse health care interests before the state legislature and state agencies. Prior to Adams and Reese, Mr. Kemmerly served as Director of State Public Affairs of Humana, Inc. for six years where he was responsible for legislative and regulatory affairs and outcomes in all 50 states. In this role, he developed and led implementation of successful state legislative and regulatory strategies that helped protect the business interests of one of the nation’s largest health insurers with over 13 million medical enrollees. Mr. Kemmerly has extensive experience in state and national government relations, including serving as Associate Director of the Department of Government Affairs for the Louisiana State Medical Society where he lobbied state legislators, state regulatory agencies, and the U.S. Congress on issues impacting physicians and the practice of medicine. He also served as an attorney for the Louisiana State Senate, a political consultant for DLK Consulting Group, and on the staffs of a Governor and Member of Congress. Mr. Kemmerly is a member of the Board of the Amedisys Foundation (since March 2016).

Nick Muscato is our Chief Strategy Officer (since April 2022) and oversees the Company’s Investor Relations, Treasury, Corporate Strategy, Data & Analytics, Managed Care and Strategic Investment functions. Mr. Muscato joined the company in March of 2015 in a Corporate Strategy role, helping to refine and craft the strategic plan for the company and leading the annual strategic review process. During his time at Amedisys he has assumed additional responsibilities within the Finance organization, including leading the Company’s Investor Relations, Treasury and Analytics functions and assisting with the non-core investment activity focused on future and new business offerings. Prior to joining Amedisys, Mr. Muscato spent eight years as a member of Humana’s Strategy and Corporate Development team. During his time at Humana, Mr. Muscato led deal teams closing over $2.5 billion worth of transactions. These deals spanned multiple sectors including: Medicare Advantage Health Plan, Health Care IT assets, Home Care and Home Care service, Primary Care Physician Practices, Management Service Organizations and Data and Analytics assets. Along with his M&A experience, Mr. Muscato was the Lead Investment Partner for Humana’s venture investing arm as well as overseeing Humana’s “Humana at Home”

acquisition platform build out. Mr. Muscato also worked on both the Humana corporate strategy and M&A strategy development teams. Mr. Muscato received his undergraduate degrees in Finance and Operations from Indiana University. He also received his Master of Business Administration from the University of Louisville.

Michael P. North is our Chief Information Officer (since November 2016) and previously served as our Senior Vice President of Operations (from May 11, 2015 to November 3, 2016). Mr. North, a seasoned IT executive, led Amedisys’ successful conversion to the Homecare Homebase platform and plays a significant role in the integration of our acquisitions. Before Amedisys, he served as the Director of Corporate Development Integrations for Humana from May 2006 to May 2015. His senior level responsibilities included all IT and operational integrations for acquisitions. Prior to that, Mr. North served as the Director of IT Support with Kindred Healthcare from October 1999 to May 2006.

PROPOSAL 1—ELECTION OF DIRECTORS

Nominees

Our Bylaws provide that the number of directors shall not be less than three nor more than 15 persons, the exact number thereof to be determined from time to time by resolution of our Board of Directors. Our Board of Directors has currently set the number of directors at nine. The Board has nominated the nine persons named below for election at the Meeting.

All of the nominees currently serve as directors. Each person elected will serve until the next Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified. Although our Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises before the Meeting, the persons named as official proxy holders in the enclosed Proxy will vote for the election of such other person(s) as may be nominated by our Board of Directors.

Our Board of Directors maintains a Nominating and Corporate Governance Committee to recommend to our Board of Directors all director nominees. Stockholders who wish to recommend a person for consideration as a director nominee should follow the procedures described below under the heading “Stockholder Recommendation of Nominees.” Our Board of Directors selected the nominees for election at the Meeting upon the unanimous recommendation of the members of the Nominating and Corporate Governance Committee.

Board Member Qualifications; Diversity

Nominees for election to our Board of Directors must possess certain basic personal and professional qualities in order to properly discharge their fiduciary duties to our stockholders, provide effective oversight of our management and monitor our adherence to principles of sound corporate governance. Specifically, as set forth in our Corporate Governance Guidelines, nominees for election to our Board of Directors should possess the highest personal and professional ethics, integrity and values. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. Directors must develop an understanding of our Company’s business and have a willingness to devote adequate time to carrying out their duties. The Board seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. In identifying candidates for membership on our Board of Directors, the Nominating and Corporate Governance Committee takes into consideration a number of factors, including: (i) relevant career experience, relevant technical skills, industry knowledge and experience and financial expertise; (ii) individual qualifications, including strength of character, mature judgment, familiarity with our business and industry, independence of thought and the ability to work collegially; and (iii) the extent to which the candidate would fulfill a present need on our Board of Directors. In addition, our Board of Directors considers diversity across a number of categories, including diversity of gender, race, ethnicity, nationality, age, education and geography as well as professional backgrounds, in order to ensure a mix of perspectives, expertise and skills necessary to oversee execution of the Company’s strategy are present in our boardroom. For each of the nominees to our Board of Directors, the biographies included in this Proxy Statement highlight the experiences and qualifications that were among the most important to the Nominating and Corporate Governance Committee in concluding that the nominee should serve as a director.

The Nominating and Corporate Governance Committee regularly assesses the appropriate size of our Board of Directors and whether any vacancies on our Board of Directors are expected due to retirement or otherwise and regularly monitors the mix of skills, experience, background and diversity factors discussed above of our directors to assure that the Board has the necessary composition to effectively perform its oversight function. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee will consider various potential candidates who may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, stockholders or other persons.

Each candidate brought to the attention of the Nominating and Corporate Governance Committee, regardless of who recommended such candidate and regardless of whether such candidate is recommended by a stockholder, is considered on the basis of the criteria set forth above. The Nominating and Corporate Governance Committee typically evaluates each prospective candidate’s background and qualifications. In addition, one or more of the Nominating and Corporate Governance Committee members or the other Board members interviews each prospective candidate. After completing the evaluation, prospective candidates are recommended to the full Board by the Nominating and Corporate Governance Committee, with the full Board selecting the candidates to be nominated for election by the stockholders or to be appointed by the Board to fill a vacancy.

Biographical information about our nominees for director and the experience, qualifications, attributes and skills considered by our Nominating and Corporate Governance Committee and the Board in determining that the nominee should serve as a director appear below.

Board Composition—Independence and Diversity

All of our director nominees are independent, except for Christopher T. Gerard, our President and Chief Executive Officer, and Paul B. Kusserow, our former Chief Executive Officer and our current Chairman of the Board. In addition, all five of our Board committees are comprised entirely of independent directors. We are also committed to having a diverse Board of Directors. Women currently comprise over half of the directors on our Board, and in December 2020, we expanded the Board to add a woman of color. In addition, the Chairs of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are women.

Board Diversity Matrix

(as of April 27, 2022)

Board Size:
Total Number of Directors: 9

Gender:	Female	Male	Non-Binary	Gender Undisclosed
Number of Directors Based on Gender Identity	5	4	0	0
Number of Directors Who Identify in Any of the Categories Below:
African American or Black	1	0	0	0
Alaskan Native or American Indian	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	4	4	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Demographic Background Undisclosed	0

Director Nominees—Biographical Information

Name	Age	Served as a Director Since
Vickie L. Capps	60	2019
Molly J. Coye, MD	74	2019
Christopher T. Gerard	55	2022
Julie D. Klapstein	67	2016
Teresa L. Kline	63	2019
Paul B. Kusserow	60	2014
Bruce D. Perkins	68	2015
Jeffrey A. Rideout, MD	60	2016
Ivanetta Davis Samuels	53	2020

Vickie L. Capps. Ms. Capps is currently a member of the board of directors and the audit committee chair of each of NuVasive, Inc., a public medical device company and three public small-cap, pre-commercial biopharmaceutical companies: Otonomy, Inc., Silverback Therapeutics, Inc. and Janux Therapeutics, Inc. She is also a member of the nominating and corporate governance committees of each of NuVasive, Otonomy and Silverback. She is also a member of the Senior Advisory Board of Consonance Capital Partners, a healthcare focused private equity firm, and she served on the board of directors of its portfolio company, Enclara Pharmacia, a provider of pharmacy services to the hospice industry prior to its acquisition by Humana in January 2020. She previously served as Chief Financial Officer of DJO Global, Inc. from 2002 through 2013 and as a member of the boards of directors of Synthorx, Inc., a public biotechnology company, prior to its acquisition by Sanofi in January 2020, Connecture, Inc. prior to its being taken private by Francisco Partners in April 2018, RF Surgical Systems prior to its acquisition by Medtronic in August 2015 and SenoRx, prior to its acquisition by C. R. Bard,

Inc. in July 2010. She is also a member of the board of directors of the San Diego State University Research Foundation. Earlier in her career, Ms. Capps spent 10 years as an audit and accounting professional with Ernst & Young and then served as the chief financial officer of several public and private companies. Ms. Capps earned her bachelor’s degree from San Diego State University, is a California Certified Public Accountant and was recognized as a CFO of the Year honoree by the San Diego Business Journal in 2009 and 2010.

Director Qualifications:

•	High Level of Financial Literacy—Ms. Capps is a certified public accountant, a former chief financial officer and has been designated as our “Audit Committee Financial Expert” on our Audit Committee.

•

Extensive Knowledge of the Healthcare Industry—Ms. Capps has extensive experience in the healthcare industry, having served as chief financial officer of a medical device and service company for 11 years as well as service on numerous public and private company boards of directors in the healthcare industry.

•

Public Company Board Experience—Ms. Capps currently serves on four public company boards of directors (other than Amedisys) and previously served on the boards of three other public companies. While Ms. Capps currently serves on four other public company boards of directors, because three of those companies are small and less complex than Amedisys, we believe Ms. Capps has more than sufficient bandwidth to serve on the board of directors of Amedisys and as its Audit Committee Financial Expert.

Molly J. Coye, MD. Dr. Coye has served as Senior Advisor and Executive in Residence for AVIA, a membership network of healthcare delivery systems that provides strategic and technology selection advice regarding digital health software and devices and is the nation’s leading healthcare innovation network, since 2015. She also served as an Innovation Advisor for Evolent Health from 2018 to 2019. From 2010 to 2015, Dr. Coye was Chief Innovation Officer of the UCLA Health System (comprehensive health care organization). Dr. Coye served on the Board of Directors of Aetna, Inc. from 2005 to 2018, where she was a member of the Executive Committee, the Committee on Investment and Finance, Chair of the Committee on Medical Affairs, and a member of the board of the Aetna Foundation. She previously served as Commissioner of Health for the State of New Jersey, Director of the California State Department of Health Services, Head of the Division of Public Health Practice at the Johns Hopkins School of Hygiene and Public Health, chair of the boards of PATH and the American Public Health Association, and on the boards of the American Hospital Association, the American Telemedicine Association, The California Endowment, and the China Medical Board.

Director Qualifications:

•	Innovation Expertise—Dr. Coye has extensive senior management and executive experience specialized in innovation in the healthcare industry.

•	Extensive Knowledge of the Healthcare Industry—Dr. Coye has over 40 years of experience in the healthcare industry.

•

Relevant Leadership Experience—Dr. Coye serves as Senior Advisor and Executive in Residence for AVIA and previously served as Chief Innovation Officer of the UCLA Health System, in addition to her roles as Commissioner of Health for the State of New Jersey, Director of the California State Department of Health Services, and Head of the Division of Public Health Practice at the Johns Hopkins School of Hygiene and Public Health.

Christopher T. Gerard is our President (since February 2021) and Chief Executive Officer (since April 2022). He also served as our Chief Operating Officer from January 2017 until his appointment as our Chief Executive Officer effective April 15, 2022. Mr. Gerard previously served as President for the South Central Region of Kindred at Home, a division of Kindred Healthcare, Inc., a healthcare services company, from 2015 to 2016. Prior to his role as Regional President, Mr. Gerard was the Chief Operating Officer at Kindred at Home from 2014 to 2015. Mr. Gerard joined Kindred in 2012 as Regional Vice President when Kindred acquired IntegraCare Holdings, Inc., a home health, hospice and community care agency based in Grapevine, Texas. Mr. Gerard was an original founder of IntegraCare in 1998 and served as its President and Chief Executive Officer from 2007 to 2012.

Director Qualifications:

•

Extensive Knowledge of the Healthcare Industry—Mr. Gerard has over 20 years of experience in the home health and hospice industries, has served in executive capacities for multiple healthcare companies and also serves on the board of directors of Medalogix, a data science company focused on the home health and hospice industry.

•

Extensive Knowledge of our Company’s Business—Mr. Gerard serves as our President (since February 2021) and Chief Executive Officer (since April 2022) and also previously served as our Chief Operating Officer from January 2017 until his appointment as our Chief Executive Officer effective April 15, 2022.

•	Relevant Executive/Management Experience—Mr. Gerard has held senior management and executive positions in the healthcare industry for over 20 years.

Julie D. Klapstein. Ms. Klapstein was the founding Chief Executive Officer of Availity, LLC, one of the nation’s largest health information networks optimizing the automated delivery of critical business and clinical information among healthcare stakeholders. Ms. Klapstein was the Chief Executive Officer and board member of Availity for 11 years. Ms. Klapstein’s 35+ years of experience in the healthcare information technology industry include executive roles at Phycom, Inc. as Chief Executive Officer, Sunquest Information Systems (EVP); SMS’ Turnkey Systems Division (now Siemens Medical Systems) and GTE Health Systems. She currently serves on the board of directors for NextGen Healthcare, Inc., a firm that provides software and services to medical and dental offices, Oak Street Health, a firm which is a network of value-based care centers for adults on Medicare, MultiPlan, a firm specializing in innovative payment solutions and healthcare provider networks, and Revecore Technologies, a firm specializing in underpayment and denial for hospitalization. Ms. Klapstein was a past director for two public boards: Annies, Inc. and Standard Register and has been a director for multiple private companies. Ms. Klapstein earned her bachelor’s degree from Portland State University in Portland, Oregon. She is the recipient of multiple awards for top business leadership.

Director Qualifications:

•

Extensive Knowledge of the Healthcare Industry—Ms. Klapstein has over 35 years of experience in the healthcare and healthcare technology industries, and has served in executive capacities for multiple healthcare technology companies.

•	Relevant Executive/Management Experience—Ms. Klapstein has extensive senior management and executive experience in the healthcare industry.

•	Public Company Board Experience—Ms. Klapstein has outside board experience on five public company boards of directors (other than Amedisys).

Teresa L. Kline. Ms. Kline is the retired President and Chief Executive Officer of Health Alliance Plan of Michigan (“HAP”) and Executive Vice President of Henry Ford Health System (“HFHS”) where she led a financial and operational turnaround of HAP. HAP is nonprofit health plan and a subsidiary of HFHS, a nonprofit healthcare provider. Ms. Kline’s 35+ years of experience in healthcare include executive roles at Health Care Service Corporation (Senior Vice President and Chief Health Care Management Officer), HealthSouth (Senior Vice President), CHA Health (Chief Executive Officer), United Health Group (Chief Executive Officer of UHC-GA), OnCare (Senior Vice President) and Aetna Health Plans (Regional Vice President). Ms. Kline currently serves on the boards of directors of Intersect ENT, a medical device and specialty pharma company; SaVida Health, an outpatient opioid use disorder treatment provider; and Presbyterian Healthcare Services, a private not-for-profit integrated healthcare system in New Mexico. Ms. Kline also serves on the boards of the Grand Canyon Conservancy, the official nonprofit partner of the Grand Canyon National Park, and Kalamazoo College. Previously, Ms. Kline served on the board of directors of Apria, a provider of integrated home healthcare equipment and related services, until it was acquired in March 2022, and as the Chairman of two private health care technology companies, Medecision and Availity. Ms. Kline earned her bachelor’s degree from Kalamazoo College in Kalamazoo, Michigan and her Master in Public Health degree from the University of Michigan in Ann Arbor, Michigan.

Director Qualifications:

•	Extensive Knowledge of the Healthcare Industry—Ms. Kline has over 35 years of experience in the healthcare industry.

•

Relevant Executive/Management Experience—Ms. Kline has served as President and Chief Executive Officer of HAP and Executive Vice President of HFHS in addition to executive roles at Health Care Service Corporation, HealthSouth, CHA Health, United Health Group, OnCare and Aetna Health Plans.

•

Relevant Governance Experience— Ms. Kline has significant outside board experience, currently serving on one other public company board (other than Amedisys) in addition to two private company boards and two nonprofit boards. Ms. Kline served on the board of directors of Apria, Inc., a publicly traded home healthcare equipment and related services company, until it was acquired in March 2022.

Paul B. Kusserow. Mr. Kusserow is our Chairman of the Board (since October 2019) and has been a member of our Board of Directors since joining our Company in December 2014. Mr. Kusserow previously served as our Chief Executive Officer (from December 2014 to April 2022) and our President from December 2014 to February 2021. Previously, he was Vice Chairman and President of Alignment Healthcare, Inc., an integrated clinical care and health plan company, from June 2014 until December 2014. From December 2013 until June 2014, Mr. Kusserow served as a consultant for Boston Consulting Group (BCG), where he advised Amedisys on corporate strategy. Before that, he served as Senior Vice President, Chief Strategy, Innovations and Corporate Development Officer of Humana, Inc., a healthcare services and benefits company, from February 2009 through December 2013. Prior to joining Humana, Inc., he was Managing Director and Chief Investment Officer of the Ziegler HealthVest Fund, a venture capital fund focused on early to mid-stage investments in healthcare services, healthcare technology and wellness; a co-founder and Managing Director of San Ysidro Capital Partners, L.L.C., an investment advisory and management firm specializing in healthcare services and technology; and Managing Partner of Roaring Mountain, L.L.C., a strategy consulting and investment management firm with large clients in healthcare services and technology. Mr. Kusserow began his healthcare career with Tenet Healthcare Corporation, one of the nation’s largest investor-owned healthcare service companies, where he spent seven years, the last four as Senior Vice President, Strategy and Tenet Ventures. He began his career as a management consultant at McKinsey & Company. He has served on many corporate and advisory boards, and currently serves on the Boards of Directors of Oak Street Health, PurFoods, LLC, Matrix Medical Network and Healthpilot Technologies. He previously served on the Board of Directors of Connecture, Inc., New Century Health, Inc., AxelaCare Health Solutions, Inc., Picwell, Inc. and as the Chairman of the Board of Directors of Availity Inc. and Healthsense, Inc.

Director Qualifications:

•

Extensive Knowledge of our Company’s Business—Mr. Kusserow served as our Chief Executive Officer from December 2014 to April 2022 and as our Chairman of the Board since October 2019 and also previously served as our President from December 2014 to February 2021.

•

Extensive Knowledge of the Healthcare Industry—Mr. Kusserow has over 20 years of experience in the healthcare and healthcare technology industries, and has served in executive capacities for multiple healthcare services and benefits companies.

•	Relevant Executive/Management Experience—Prior to joining our Company, Mr. Kusserow had extensive senior management and executive experience in the healthcare industry.

Bruce D. Perkins. Mr. Perkins serves as the managing member for both Perkins, Smith & Associates, L.L.C. (“PSA”) and MMBP Holdings, LLC. He also serves on the boards of five private companies: Advanced Dermatology and Cosmetic Surgery; Devoted Health, Inc.; Global Nephrology Solutions; Physician’s Endoscopy; Remedi SeniorCare and on the Aresenal Capital Partners Care Provision advisory board. Mr. Perkins serves on the audit and compliance committees for Advanced Dermatology and Cosmetic Surgery, Devoted Health, Inc. and Physician’s Endoscopy. Additionally, Mr. Perkins serves as a strategic advisor for ChenMed; a senior advisor for the Marwood Group; a senior advisor for McKinsey & Company; a senior advisor for US Imaging; an advisor for CareCentrix, Inc.; a consultant for Devoted Health; and a consultant for Matrix Medical Network. Previously, Mr. Perkins served as a board member of Athletico, LHP Hospital Group, Humana Health Plan of Puerto Rico, and was chairman of the board of MCCI Group Holdings. From 2015 to 2019, Mr. Perkins held the role of Strategic Executive and Advisor to the Chairman and CEO of MCCI Group Holdings and its successor, Conviva Health Solutions. Mr. Perkins retired from Humana Inc. in 2014 after a thirty-eight-year career. Prior to retirement, he was the President of Healthcare Services, a $21 billion business segment which included pharmacy, home care, behavioral health, physician services, provider networks, provider administration, and clinical platforms. Before Mr. Perkins became President of Healthcare Services, he served as Regional Vice President and Divisional President for Humana health plans. Prior to Humana’s spin-off of its hospital business, Mr. Perkins held multiple hospital leadership positions including Divisional Vice President and Hospital CEO, COO, and CFO.

Director Qualifications:

•	Extensive Knowledge of the Healthcare Industry—Mr. Perkins has over 45 years of experience in the healthcare industry.

•

Relevant Executive/Leadership Experience—Mr. Perkins is the managing member for both Perkins, Smith, & Associates, L.L.C., a private healthcare consulting company, and MMBP Holdings, LLC, and previously served as the President of Humana’s Healthcare Services Segment, which had annual revenue of $21 billion. Mr. Perkins served as Regional Vice President and Divisional President for Humana health plans across multiple markets, and prior to the spin-off Humana’s hospital business, Mr. Perkins held multiple leadership positions including Divisional Vice President and hospital CEO, COO, and CFO. In each of these positions, he had full accountability for all aspects of the businesses.

•

Relevant Governance Experience—Mr. Perkins serves on the board of five private healthcare companies: Advanced Dermatology and Cosmetic Surgery, Devoted Health, Inc., Global Nephrology Solutions, Physician’s Endoscopy and Remedi SeniorCare. Mr. Perkins served as chairman of the board of MCCI Group Holdings, served on the board of Humana Health Plan of Puerto Rico, and served as treasurer of the American Association of PPOs.

Jeffrey A. Rideout, MD, MA. Dr. Rideout is President and Chief Executive Officer of the Integrated Healthcare Association, a California statewide multi-stakeholder leadership group that promotes quality improvement, accountability and affordability of health care. He joined Integrated Healthcare Association in May of 2015. Dr. Rideout holds academic appointments with Stanford University (since January 2014) and University of California Berkeley Haas School of Business (since January 2008, and previously from January 2002 to January 2004), teaching on topics related to healthcare technology, services and investment. Previously, from June 2013 until June 2015, Dr. Rideout served as the Senior Medical Advisor for Covered California, the state based insurance exchange for California, and was responsible for quality and network management and all physician and hospital relations. Dr. Rideout has also served as a Senior Advisor to GE Healthcare Ventures, focusing on new business development related to Digital Health and Digital Therapeutics, including assessing and accelerating new early stage solutions and companies. From July 2009 until June 2013, Dr. Rideout was Senior Vice President, Chief Medical Officer for The TriZetto Group, leading strategy around development and delivery of a comprehensive suite of products and services that enable payers, providers and employers to improve the cost and quality of care for consumers. Dr. Rideout also served as the global leader of the healthcare division for Cisco Systems Internet Business Solutions Group, and Cisco’s Chief Medical Officer. While at Cisco, Dr. Rideout also served as a member of the American Health Information Community (AHIC’s) Chronic Care Workgroup for the U.S. Department of Health and Human Services. Dr. Rideout was at Cisco from April 2004 to August 2007. Prior to Cisco, Dr. Rideout was President and CEO of Blue Shield of California Foundation, Chief Medical Officer and SVP for Blue Shield of California and head of Quality Management for Blue Cross of California/WellPoint. Dr. Rideout previously served on the board of directors of MatrixCare, a provider of technology solutions for skilled nursing and senior living providers, life plan communities (CCRCs), and home health organizations, until its acquisition by ResMed in November of 2018. Dr. Rideout is currently a board member for Hope Solutions (formerly named Contra Costa Interfaith Housing), which provides permanent housing to low income families in Contra Costa County, California, is an adviser to the Bain Capital Double Impact, including as a director for Broadstep Behavioral Health (formerly named Phoenix Care Systems, Inc.), a portfolio company of the fund, and is a member of the California Department of Managed Health Care Financial Solvency Standards Board. Dr. Rideout completed his residency training in internal medicine at University of California, San Francisco and is a Fellow of the American College of Physicians. He received his medical degree from Harvard Medical School and his undergraduate degree from Stanford University. He also holds a master’s degree in Philosophy, Politics, and Economics from Oxford University where he studied as a Rhodes Scholar.

Director Qualifications:

•	Extensive Knowledge of the Healthcare Industry—Dr. Rideout has over 30 years of experience in the healthcare industry.

•	Relevant Executive/Leadership Experience—Dr. Rideout has extensive senior management and executive experience in the healthcare industry.

•

Relevant Governance Experience—Dr. Rideout is the current President and Chief Executive Officer of the Integrated Healthcare Association and previously held executive roles at The TriZetto Group, Cisco Systems, and Blue Shield of California.

Ivanetta Davis Samuels. Ms. Samuels has served as Senior Vice President, General Counsel and Corporate Secretary for Meharry Medical College since 2013, where she oversees all legal affairs and transactions, including litigation management, policy management, immigration services, compliance, risk management and environmental health and safety. She earned her Bachelor of Arts degree from Northwestern University and her law degree from Vanderbilt University, and has practiced law for more than 25 years. Ms. Samuels is a member of the Tennessee Bar Association, Nashville Bar Association, Napier-Looby Bar Association, National Association of College and University Attorneys and Association of Corporate Counsel. She is also a Tennessee Bar Foundation Fellow, recognized for her achievements and commitment to the legal profession.

Director Qualifications:

•

Extensive Knowledge of the Healthcare Industry—Ms. Samuels serves as Senior Vice President, General Counsel and Corporate Secretary for Meharry Medical College, which is an academic health sciences center comprised of a medical school, dental school, school of graduate studies and research, clinical enterprise and a health policy center.

•

Relevant Executive/Leadership Experience—In her position as Senior Vice President, General Counsel and Corporate Secretary for Meharry Medical College, Ms. Samuels oversees all legal affairs and transactions, including litigation management, policy management, immigration services, compliance, risk management and environmental health and safety.

•	Legal Expertise—Ms. Samuels has extensive senior management experience in the legal industry and has practiced law for over 25 years.

Board of Directors Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE PERSONS NAMED ABOVE.

Vote Required

Directors are elected by a plurality of the votes cast at the Meeting.

CORPORATE GOVERNANCE

Board Leadership Structure

Our Board of Directors is currently comprised of Mr. Gerard (our President and Chief Executive Officer) and Mr. Kusserow (Chairman of the Board of Directors and our former Chief Executive Officer) and seven independent directors. Each director serves a one-year term and is subject to annual election.

Chairman of the Board

Mr. Kusserow, our former Chief Executive Officer, has served as the Chairman of the Board since October 17, 2019. Mr. Kusserow continued to serve as our non-executive Chairman of the Board after his retirement as our Chief Executive Officer effective April 15, 2022. Mr. Kusserow continues to focus on leading our Board of Directors while supporting, mentoring and providing experienced insights to Mr. Gerard throughout the transition of the Chief Executive Officer position. Because Mr. Kusserow is not independent, the Board of Directors has had in place an independent Lead Director since October 2019 to lead our Board of Directors in fulfilling its duties effectively, efficiently and independent of management, in accordance with our Bylaws and Corporate Governance Guidelines. Richard A. Lechleiter served as our independent Lead Director from October 2019 until his resignation from the Board of Directors on February 28, 2022. On February 28, 2022, the independent directors of the Board appointed Julie D. Klapstein, one of our independent directors, as Lead Director.

We believe it is appropriate at this time of transition of our Company’s leadership for Mr. Kusserow to continue to serve as non-executive Chairman because of his strong operational experience, extensive knowledge of our industry, and innovative leadership skills and his commitment to coach and support management’s execution of our strategy.

Although we believe that this leadership structure is the best structure for our stockholders and Company at this time, we recognize that other leadership structures might be appropriate depending on the circumstances. Accordingly, our Board of Directors periodically reviews our leadership structure.

Independent Lead Director

As independent Lead Director, Ms. Klapstein is specifically responsible under our Bylaws and Corporate Governance Guidelines for enhancing Board effectiveness, in particular by ensuring that the Board has adequate resources and is presented with full, timely and relevant information; ensuring that there is a process in place to monitor best practices that relate to the operations and responsibilities of the Board; and by assessing the effectiveness of the overall Board, its committees and individual directors on a regular basis. She is also responsible for assisting with Board management, in particular by providing input on the agendas for Board and committee meetings; consulting with the Chairman, the Chair of the Nominating and Corporate Governance Committee and the Board regarding the membership and chairs for Board committees; ensuring that the independent directors meet regularly without management present to discuss the effectiveness and performance of the Board and the committees of the Board, succession planning and strategic planning; and by chairing Board meetings when the Chairman is not in attendance. Finally, she also serves as a key liaison between management and the independent directors.

Committee Leadership

We believe the Chairs of our five independent Board committees (Ms. Capps: Audit Committee; Ms. Kline: Compensation Committee; Mr. Perkins: Compliance and Ethics Committee; Dr. Coye: Nominating and Corporate Governance Committee; and Dr. Rideout: Quality of Care Committee) have made valuable contributions to our Company in these roles, which are vital to our Board leadership structure. Each Committee Chair meets regularly with members of Company management, as appropriate, to discuss matters relevant to their respective Committee functions, both with and without the presence of our Chairman. Our non-employee directors also regularly communicate with Ms. Klapstein, in her role as Lead Director, regarding Board and Committee functions. Additional information about each of our Board committees is found under “Board Committees” below.

Stockholder Engagement

As part of our investor relations program, we regularly communicate with our stockholders and actively engage with them throughout the year. We solicit feedback from our stockholders with respect to corporate governance issues, our executive compensation policies and practices, regulatory developments, industry trends and company strategy. Throughout 2021, we were able to continue to connect with more investors and analysts than in previous years as meetings and events continued in virtual formats. Specifically, we met with over 193 actively-managed accounts at conferences like the J.P. Morgan Healthcare Conference, Raymond James Institutional Investors Conference, Oppenheimer Health Conference, Barclays Global Healthcare Conference, Credit Suisse London Healthcare Conference, Bank of America / Merrill Lynch Healthcare Conference, RBC Capital Healthcare Conference, UBS Global Healthcare Conference,

Jefferies Healthcare Conference and the William Blair Growth Stock Conference as well as participating in seven analyst-hosted non-deal road shows to discuss progress on our strategic initiatives including:

•	clinical quality;

•	employer of choice;

•	turnover reduction;

•	operational efficiencies;

•	organic and inorganic growth; and

•	financial performance.

Risk Oversight

The Board’s Role in Risk Oversight

Risk management is primarily the responsibility of our Company’s senior management team, while our Board of Directors is responsible for the overall oversight of our Company’s risk management activities.

Our Enterprise Risk Management Committee, comprised of all of our executive officers and our Senior Vice President of Assurance Services, is responsible for ensuring that significant risks to the Company, including financial, operational, strategic, technology and legal/compliance related risks, are identified and managed on an ongoing basis by the appropriate business lines and/or corporate services throughout the organization, thereby protecting our assets and enhancing stockholder value. All identified risks are tracked and prioritized by the Enterprise Risk Management Committee, and top enterprise risks are included in a quarterly update to the Audit Committee.

The Board’s oversight of the material risks faced by the Company occurs at both the full Board level and at the committee level. The Audit Committee has oversight responsibility not only for financial reporting with respect to the Company’s major financial exposures and the steps management has taken to monitor and control such exposures, but also for the effectiveness of management’s enterprise risk management process that monitors key business risks facing the Company. Specifically, as stated in its charter, one of the responsibilities of the Audit Committee is “to discuss guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company assess and manage the Company’s exposure to risk, and to discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.” In connection with its risk oversight role, at each of its quarterly, in-person meetings, the Audit Committee also meets privately in separate executive sessions with representatives from the Company’s independent registered public accounting firm (without any members of Company management present) and the Company’s Senior Vice President of Assurance Services (without other members of Company management present). The Company’s Senior Vice President of Assurance Services manages the Company’s Internal Audit and Enterprise Risk Management functions and has been employed by the Company since September 2016. The Internal Audit Department, according to its charter, is charged with taking “a systematic and disciplined approach to evaluate and improve the effectiveness of the organization’s risk management, control, and governance processes.” The Audit Committee also receives quarterly reports regarding the Company’s testing and controls implemented in compliance with the requirements of the Sarbanes-Oxley Act of 2002. Finally, the Audit Committee reviews and receives regular briefings concerning the Company’s information security and technology risks (including cybersecurity), including discussions of the company’s information security and risk management programs. The Company’s Chief Privacy Officer and Information Security Officer leads our cybersecurity risk management program, which is overseen by the executive Enterprise Risk Management Committee.

In addition, the Compliance and Ethics Committee of the Board receives presentations at its quarterly in-person meetings from the Company’s Chief Compliance Officer, who has been employed by the Company since January 2017 (serving as Deputy Compliance Officer from January 2017 until her appointment as Chief Compliance Officer effective September 1, 2019). The Chief Compliance Officer, who heads the Company’s Compliance Department, is responsible for monitoring the Company’s compliance with federal and state laws governing the provision of healthcare services and patient privacy, as well as conditions of participation in the Medicare and Medicaid programs for the home health and hospice services provided by the Company. During these meetings, the Chief Compliance Officer provides a detailed report on compliance activities, relevant regulatory developments impacting the compliance function and our risk mitigation practices. As part of its risk oversight duties, the members of the Compliance and Ethics Committee meet regularly with the Chief Compliance Officer privately in executive session (without other members of Company management present), and it is expected that the Chief Compliance Officer maintains an open line of communication with both the Compliance and Ethics Committee and the full Board.

Further, the Company’s President and Chief Executive Officer historically reported in person to the Board’s Quality of Care Committee on a quarterly basis in his capacity as our former Chief Operating Officer on matters relating to the quality of the Company’s clinical outcomes and the care provided to its patients. The Company’s clinical protocols are designed to minimize patient quality risk and improve patient health outcomes.

In addition, the Company’s legal department reports in person to the Audit Committee on at least a quarterly basis to keep the directors informed concerning legal risks and other legal matters involving the Company and the Company’s legal risk mitigation efforts.

Additionally, at each Board meeting, our President and Chief Executive Officer meets with the other directors to address operational and strategic matters, including areas of risk and opportunity that require Board attention. Further, in dedicated sessions held annually focusing entirely on corporate strategy, the full Board reviews in detail the Company’s short- and long-term strategies, including consideration of risks facing the Company.

The oversight of risk within the organization is an evolving process requiring the Company to continually look for opportunities to further embed systematic enterprise risk management into ongoing business processes across the organization. The Board actively encourages management to continue to review and improve its methods of assessing and mitigating risk.

Compensation Risk Assessment

Our management believes that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond our organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and the risk management practices of our Company; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

We based the above conclusions on the following: for the annual long-term (equity-based) compensation programs in place in 2021 for our (i) executive officers and (ii) corporate and field (non-executive) management, awards were subject to time-based vesting conditions, and the performance targets for the performance-based awards were linked to overall corporate performance (adjusted EBITDA target). For the annual short-term (cash bonus) compensation programs in place for our (i) executive officers and (ii) corporate and field senior (non-executive) management in place in 2021, performance targets were linked to overall corporate performance (adjusted EBITDA target), quality of patient care and people/human capital goals (all performance goals are defined more fully on pages 39-42 of this Proxy Statement). For the annual short-term (cash bonus) compensation programs in place for our eligible field operations leaders, performance targets were linked to multiple performance measures similar to our corporate plans, with reasonable caps and appropriate controls to establish targets and validate actual performance against the targets before payouts were made.

Further, our Chief Human Resources Officer or other members of the human resources team and/or company internal counsel, as appropriate, report to the full Board on at least a quarterly basis on matters relating to employee compensation. In addition, our independent compensation consultant regularly reviews our executive compensation program for the purpose of identifying potential sources of risk and reports its findings to the Compensation Committee.

Environmental, Social and Governance (“ESG”)

ESG Governance

The Nominating and Corporate Governance Committee oversees our strategy on corporate social responsibility, including evaluating the impact of Company practices on communities and individuals, and develops and recommends to our Board of Directors for approval policies and procedures relating to the Company’s corporate social responsibility and ESG matters.

We also have an internal, employee-led ESG committee, comprised primarily of executive and senior management, that assists the executive management of the Company and Nominating and Corporate Governance Committee with (a) setting general strategy relating to ESG matters, (b) developing, implementing, and monitoring initiatives and policies based on that strategy, (c) overseeing communications with employees, investors, and stakeholders with respect to ESG matters, and (d) monitoring and assessing developments relating to and, improving the Company’s understanding of ESG matters. The employee-led ESG committee reports periodically as needed the Nominating and Corporate Governance Committee on ESG matters.

To determine our priority ESG topics, we conducted our first ESG materiality assessment in 2021. Conducted by an independent consultant, the assessment reviewed investor priorities, peer disclosures and industry-specific ESG frameworks and ratings (e.g., SASB, TCFD, UN SDGs, MSCI, Sustainalytics and ISS) to narrow the universe of potentially material topics and understand external stakeholder concerns. We then carried out a series of in-depth interviews and surveys with internal stakeholders to gauge how a given topic would impact the future success of our business.

The assessment identified a variety of ESG topics that are of significant concern to key stakeholders and likely to influence the success of our business. These topics will inform our ESG strategy and reporting content over the coming years.

We highlight our programs and progress on key ESG topics in the areas of addressing climate change, providing extraordinary care to our patients, supporting our employees, helping local communities, and increasing the value of the Company.

Environmental and Climate Change Matters

We are committed to transparency around our carbon footprint and climate risk. We have adopted an integrated approach to address climate change, with cross-disciplinary teams responsible for managing climate-related activities, initiatives and policies. Strategies and progress toward our goals are reviewed with senior leadership and the Nominating and Corporate Governance Committee of our Board of Directors.

Amedisys has announced our goal to achieve net zero greenhouse gas (“GHG”) emissions for our business by 2050 or sooner, in alignment with the Paris Climate Accord. We have also committed to engage a third party expert by December 31, 2022 to help collect data and measure GHG emissions. We will disclose Scope 1 and 2 emissions and establish interim GHG targets covering scope 1 and 2 emissions in line with the Paris Climate Accord’s 1.5°C emissions reduction goal by December 31, 2022, and we will report all Scope 3 emissions and report all Scope 3 emissions and set an interim Scope 3 GHG reduction target aligned with 1.5°C by December 31, 2023. Additional information about our environmental and climate change related goals will be included in our inaugural sustainability report, which we expect to publish in June 2022 and will be available on our website.

Human Capital

Our employees are critical to our vision to be the leading aging-in-place company. Taking care of our people is our top priority. Our success is directly correlated with our ability to continue to attract, develop and retain the most qualified and passionate employees. Our work is not just a job but a calling. Our workforce strategy emanates from our core values of SPIRIT - Service, Passion, Integrity, Respect, Innovation and Talent. We know that by taking care of our people, they can continue to provide industry leading patient care. Our mission became even more important during the COVID-19 pandemic. See “Employee Health and Safety and COVID-19 Response” below for additional information.

Our management team receives weekly updates on important human capital metrics, and our Board of Directors receives monthly updates on human capital matters, as our Board of Directors has prioritized its oversight of our efforts to develop and retain critical talent.

As further evidence of our commitment to take care of our people, our Compensation Committee tied a portion of our executive officers’ 2021 short-term incentive (cash bonus) compensation to a corporate level performance measure based on achievement of goals related to employee retention and employee engagement. See “Compensation Discussion and Analysis” below for further details regarding these metrics.

Diversity and Inclusion

Diversity and inclusion is a business imperative. We endeavor to create a culture of caregiving where our employees feel as cared for every day as our patients do. Success means all team members feel a sense of belonging, support and empowerment to be their best selves personally and professionally. We have committed to giving our employees a voice and have instituted numerous formal listening programs - quarterly pulse surveys, focus groups and town halls - to routinely gather feedback from our employees and address any concerns. Our commitment to diversity and inclusion is also broadly reflected across our policies and people practices, including non-discrimination and anti-harassment policies.

In 2021, we successfully completed our “leading inclusively” training, which emphasized the importance of creating an atmosphere where everyone can bring their true self to work. Over 1,400 of the Company’s leaders were trained in the first half of 2021, and that training continued throughout the year.

Our employee-led Diversity and Inclusion Council addresses company policies and procedures that facilitate a supportive, positive and inclusive work environment for all employees at Amedisys. The Diversity and Inclusion Council, comprised of 25 members and over 400 participating D&I Ambassadors, has ongoing conversations with and provides regular updates to the executive management team, and a member of the executive team sponsors the council. Additionally, the Company has established Employee Resources Groups for racial diversity (the Global Black Community Employee Resource Group), disability (the disAbilities Employee Resource Group), and LBGQT (the LGBTQIA+ Employee Resource Group).

We are also committed to having a diverse Board of Directors. Women currently comprise over half of the directors on our Board, and in December 2020, we expanded the Board to add a woman of color.

Talent Acquisition, Retention and Development

We strive to hire, develop and retain top talent. The core of our care delivery model is dependent upon attracting high demand clinicians, predominately nurses. We compete for talent by offering a great culture, an opportunity to provide the highest quality clinical care and competitive market-based compensation. Our compensation plans are designed to deliver a competitive base pay as well as attractive incentive opportunities, primarily for leadership positions, but also to reward quality care. We provide significant opportunities for development and continuing education as we know that career development is a key component of attracting and retaining top talent. We have implemented a peer mentorship program for new hires and regular check-ins to ensure that newly hired employees experience a sense of belonging at their care center and are well equipped for success. In addition, a key priority for us in 2022 is formalizing internal promotions.

We believe workplace flexibility for our caregivers is a valuable benefit we provide to empower our caregivers to control their own schedule. We continually monitor and assess employee metrics on hiring, retention and terminations to gain a deep understanding of our workforce and drive continuous improvement.

Modern Healthcare named Amedisys to its prestigious Best Places to Work in Healthcare list in 2021. The magazine’s annual recognition program honors 150 companies and organizations that “empower employees to provide patients and customers with the best possible care, products and services.”

Employee Health and Safety and COVID-19 Response

The health and well-being of our employees is of utmost importance to us. We offer a comprehensive benefit package that provides employees and their families with access to a variety of innovative, flexible and convenient health and wellness programs that support their physical and mental health by providing tools and resources to help them improve or maintain their health status.

Our focus on the health and safety of our employees became even more critical during the COVID-19 pandemic, and Amedisys took action to help protect, educate and care for our employees. Measures taken to continue to support our caregivers during the pandemic include:

•	Monitoring our clinical protocols for COVID-19 testing, proper usage of personal protective equipment (“PPE”), caring for COVID-positive patients and maintaining safety measures in our care centers;

•

Maintaining our COVID-19 Resource Center available 24 hours a day, seven days a week for employees to access educational materials, safety documents, policies, clinical protocols and operational metrics;

•	Providing access to COVID-19 self-test kits to all employees;

•

Communicating each state’s vaccination plan and developing a state by state protocol to work with local health departments and other health systems to obtain vaccine appointments for our clinical staff;

•	Implementing a company-wide vaccine tracker to maintain documentation related to individual employee vaccination status to comply with both state and federal mandates;

•	Providing paid leave during required quarantine periods; and

•	Procuring millions in PPE and creating a centralized distribution center for all critical PPE, allowing us to flex our supplies on a care center by care center basis, based on need and demand.

Social Responsibility

In April 2022, we joined the UN Global Compact, and by doing so, we have committed to meeting fundamental responsibilities in four areas: human rights, labor, environment and anti-corruption.

The Amedisys Foundation was formed to provide support to our patients and employees. The Amedisys Foundation has two funds: the Patients’ Special Needs Fund and the Amedisys Employees 1st Fund. The Patients’ Special Needs Fund provides financial assistance to our home health, hospice and personal care patients during a difficult time. Grants are available for general bills and comfort items or funeral, cremation and burial assistance. The Amedisys Employees 1st Fund provides financial assistance to our eligible team members who are experiencing severe financial need caused by unexpected emergencies, such as natural disasters, serious illness or injury, funeral expenses or extreme circumstances, like a house fire. A substantial amount of the money raised by the Amedisys Foundation is contributed by employees.

We are also proud to participate in the We Honor Veterans program. We Honor Veterans is a national awareness campaign conducted by the National Hospice and Palliative Care Organization in collaboration with the Department of Veterans Affairs. Its goal is to help hospice professionals better understand the challenges veterans may be facing due to illness, isolation or traumatic life experiences and guide them to a more peaceful death.

Board Committees

Audit Committee

The Audit Committee’s responsibilities are set forth in its charter, a copy of which appears on the “Investors” subpage of our website, (www.amedisys.com) under the link “Governance.” The Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”), and its responsibilities include hiring and supervising the work of our registered independent public accountants and our Senior Vice President of Assurance Services (who manages our Internal Audit Department), overseeing our financial reporting process, internal controls and legal and regulatory compliance and pre-approving all audit and non-audit services to be provided by independent auditors.

The Audit Committee is currently comprised of Vickie L. Capps (Chair), Teresa L. Kline and Bruce D. Perkins. Our Board of Directors has determined that each member of the Audit Committee also meets the definition of an “independent director” as defined by Rule 10A-3 under the Exchange Act and that Ms. Capps qualifies as an “audit committee financial expert,” as defined by Item 407(d)(5) of SEC Regulation S-K, and as a “financially sophisticated audit committee member” under NASDAQ Listing Rule 5605(c)(2)(A). This determination is based on the fact that Ms. Capps is a former chief financial officer, a certified public accountant and has experience serving as a member and chairperson of several public company audit committees. In addition, our Board of Directors has determined that all of the members of the Audit Committee are financially literate.

Compensation Committee

The Compensation Committee reviews and acts on compensation levels and benefit plans for our executive officers, approves director compensation, approves and evaluates the Company’s equity compensation plans, approves the issuance of stock options, nonvested stock, restricted stock, restricted stock units and other equity-based awards under our equity compensation plans and has the sole authority to retain, and has retained, compensation consultants to advise the Compensation Committee with respect to executive officer and director compensation. It also provides assistance to our Board of Directors in the annual evaluation of our Chief Executive Officer. Effective as of April 21, 2022, the Compensation Committee is currently comprised of Teresa L. Kline (Chair), Vickie L. Capps, Julie D. Klapstein and Jeffrey A. Rideout, MD. Our Board of Directors has determined that each member of the Compensation Committee meets the definition of an “outside director” as defined by regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code (to the extent such Code section applies to our compensation practices) and is a “non-employee director” as defined in the SEC’s Rule 16b-3. The Compensation Committee may not delegate any of its authority with respect to approving the compensation (including equity-based compensation) of our directors and executive officers. The Compensation Committee may delegate its authority to approve awards of equity-based compensation to persons other than our directors and executive officers to our Chief Executive Officer. A copy of the Compensation Committee’s charter appears on the “Investors” subpage of our website (www.amedisys.com) under the link “Governance.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies and evaluates individuals qualified to become members of the Board of Directors and recommends to our Board of Directors all nominees for election to our Board of Directors. The Nominating and Corporate Governance Committee also provides assistance to our Board of Directors in the annual evaluations of our Board of Directors and its Committees, the review and consideration of corporate governance practices and ongoing board governance education. The Nominating and Corporate Governance Committee also prepares the slate of chairs and members for each of the Board’s standing committees. Effective as of April 21, 2022, the Nominating and Corporate Governance Committee is comprised of Molly J. Coye, MD (Chair), Teresa L. Kline, Ivanetta Davis Samuels and Julie D. Klapstein (ex officio). A copy of the Nominating and Corporate Governance Committee’s charter appears on the “Investors” subpage of our website (www.amedisys.com), under the link “Governance.”

Quality of Care Committee

The Quality of Care Committee is currently comprised of Jeffrey A. Rideout, MD (Chair), Molly J. Coye, MD, Julie D. Klapstein and Ivanetta Davis Samuels. The dual purposes of the Quality of Care Committee are to (i) assist our Board of Directors in fulfilling its oversight responsibilities relating to the review of our policies and procedures in connection with the delivery of quality medical care to patients and patient safety and (ii) assist our Board of Directors and our management in promoting a “culture of quality” throughout our Company. A copy of the Quality of Care Committee’s charter appears on the “Investors” subpage of our website (www.amedisys.com), under the link “Governance.”

Compliance and Ethics Committee

The Compliance and Ethics Committee was formed in October 2013 and, effective as of April 21, 2022, is currently comprised of Bruce D. Perkins (Chair), Jeffrey A. Rideout, MD, and Ivanetta Davis Samuels. Mr. Perkins has been deemed to have significant familiarity and experience with Medicare compliance due to his over 45 years of executive and senior management-level employment experience in the healthcare industry. The dual purposes of the Compliance and Ethics Committee are to (i) assist the Board in fulfilling its oversight responsibilities relating to (a) the compliance by the Company with all legal requirements to which it is subject, including specifically all federal and state health care laws and regulations to which it is subject, all fraud and abuse laws and all applicable Medicare program requirements, (b) the design, implementation and execution of the Company’s Compliance and Ethics Program, (c) the activities of the Chief Compliance Officer and the operation of the Company’s Compliance Department, and (d) matters relating to the Company’s Corporate Compliance Plan and Code of Ethical Business Conduct; and (ii) assist the Board and Company management in establishing an appropriate “tone at the top” and promoting a strong “culture of compliance” throughout the Company, while also recognizing that other Board committees assist the Board in fulfilling its oversight responsibilities relating to various areas of legal and regulatory compliance. A copy of the Compliance and Ethics Committee’s charter appears on the “Investors” subpage of our website (www.amedisys.com), under the link “Governance.”

Board and Committee Meetings—2021

Our Board of Directors held 16 meetings in 2021. Our Board of Directors maintains Audit, Compensation, Nominating and Corporate Governance, Quality of Care and Compliance and Ethics Committees that are each comprised solely of independent directors. Each Board committee generally meets on or around the date of each regularly-scheduled quarterly in-person Board meeting. During 2021, the Audit Committee held four meetings; the Compensation Committee held seven meetings; the Nominating and Corporate Governance Committee held four meetings; the Quality of Care Committee held four meetings; and the Compliance and Ethics Committee held four meetings. Each director attended at least 75% of the total number of Board meetings and meetings of the Committees on which he or she served during 2021. Generally, during every month in which there is not a regularly-scheduled in-person Board meeting, the Board members meet telephonically with selected members of Company management.

Independent Directors—Meetings in Executive Session

The independent directors, as a group, meet in executive session on a regular basis (and at least once, quarterly) in connection with each Board meeting without any members of our management or non-independent directors present. Ms. Klapstein currently presides over these executive sessions as Lead Director.

Plurality Plus Resignation Policy

The Company’s Corporate Governance Guidelines contain a plurality plus resignation policy for directors in uncontested elections. Pursuant to the policy, in an uncontested election of directors, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election will promptly tender his or her resignation to the Board of Directors following certification of the stockholder vote. The Nominating and Corporate Governance Committee will act to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board of Directors. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days of the certification of the stockholder vote.

The Nominating and Corporate Governance Committee and the Board of Directors may consider any factors and information they deem relevant in deciding whether to accept a director’s resignation, including, without limitation:

•	any reasons given by stockholders for their withhold votes from such director;

•	any alternatives for curing the underlying cause of the withheld votes;

•	the director’s tenure;

•	the director’s qualifications;

•	the director’s past and expected future contributions to the Board of Directors; and

•

the overall composition of the Board of Directors and the composition of its committees, including whether accepting the resignation would cause the Company to fail to meet any applicable standards of the SEC or the NASDAQ Global Select Market.

The Company will disclose publicly the Board of Directors’ decision on whether to accept the director’s resignation and an explanation of the process by which the decision was made and, if applicable, the reasons for not accepting the director’s resignation, in a Current Report on Form 8-K filed with the SEC. Full details of the policy are set forth in our Corporate Governance Guidelines, a copy of which appears on the “Investors” subpage of our website (www.amedisys.com) under the link “Governance.”

Mandatory Retirement Age

In October 2019, our Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, adopted a mandatory retirement age policy for directors such that a non-employee director may not serve as a member of our Board of Directors after reaching the age of 78. At the time that a director reaches the age of 78, the director may complete his or her then current term but may not stand for re-election thereafter.

Stockholder Recommendation of Nominees

Pursuant to our Corporate Governance Guidelines, stockholders may recommend a nominee for consideration by the Nominating and Corporate Governance Committee of our Board by sending the following information to our Corporate Secretary, at 3854 American Way, Suite A, Baton Rouge, Louisiana 70816, who will forward the information to the Chairman of the Nominating and Corporate Governance Committee:

•	Name, mailing address and telephone number of the stockholder;

•	The proposed nominee’s name, mailing address and telephone number;

•	A statement whether the proposed nominee knows that his or her name is being suggested by the stockholder, and whether he or she has consented to being suggested and is willing to serve;

•	The proposed nominee’s résumé or other description of his or her background and experience;

•	The proposed nominee’s relationship to the stockholder; and

•	The stockholder’s reasons for proposing that the individual be considered.

The Nominating and Corporate Governance Committee will solicit and receive recommendations for candidates to fill any Board vacancies and will review the qualifications of potential director candidates. The Nominating and Corporate Governance Committee will present any recommended candidates to the full Board for consideration. Stockholders may also nominate directors for election to our Board of Directors. For additional important information regarding stockholder nominations of directors and stockholder proposals, please see the “Other Matters” section of this Proxy Statement.

Board Independence, Stockholder Communications and Board Attendance at the Annual Stockholders Meeting

Our Board of Directors has reviewed and analyzed the independence of each director nominee. The purpose of the review was to determine whether any particular relationships or transactions involving directors or their affiliates or immediate family members were inconsistent with a determination that the director is independent for purposes of serving on the Board of Directors and its committees.

During this review, the Board of Directors examined whether there were any transactions and/or relationships between directors or their affiliates or immediate family members and the Company and the substance of any such transactions or relationships.

Following this review, our Board of Directors determined that all directors who served during 2021 and all director nominees, other than Messrs. Gerard and Kusserow, are “independent” under the director independence requirements and listing standards of The NASDAQ Global Select Market. Mr. Gerard is not considered independent because he is an executive officer of the Company. Mr. Kusserow is not considered independent because he served as an executive officer of the Company within the past three years.

Stockholders who wish to communicate with our Board of Directors, our Lead Director or our Audit Committee should address their communications to such party, in care of our Corporate Secretary, who is responsible for promptly disseminating such communications to our Board of Directors, our Lead Director or Audit Committee Chair, as appropriate. Pursuant to our Corporate Governance Guidelines (described below), all communications with the Board, our Lead Director or the Audit Committee are treated confidentially, and stockholders and other interested parties can remain anonymous when communicating their concerns. Stockholders who would like to submit the name of a person for consideration as a director nominee should address any communication to our Corporate Secretary in accordance with the procedures described under the heading “Corporate Governance—Stockholder Recommendation of Nominees,” above.

We do not have a formal policy regarding attendance by Board members at our Annual Stockholders Meeting because management is available at the meeting to answer questions from stockholders in attendance. Paul B. Kusserow attended our 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”) in person, and all eight of our then serving independent directors attended our 2021 Annual Meeting via teleconference. Historically, we have had low in-person stockholder attendance at our Annual Stockholders Meetings.

Hedging Company Securities

Our Amended and Restated Insider Trading Compliance Policy prohibits our employees, officers, and directors from purchasing or selling derivative securities relating to Amedisys stock if the purchase or sale creates a “put-equivalent” position (meaning that the employee, officer or director will benefit from a decline in the price of the underlying Amedisys security). Examples of prohibited transactions would include purchasing a put on Amedisys stock, selling a call on Amedisys stock, or entering into forward sales and other transactions that are used to hedge ownership positions in Amedisys securities.

Compensation Consultant Independence and Conflicts of Interest Assessment

The Compensation Committee engaged the services of Pay Governance (the “Consultant”) as its independent advisor on matters of executive officer and director compensation (“Executive Compensation Matters”). The Consultant reported directly to the Committee and provided no other services to the Company or any of its affiliates. In accordance with the requirements of Item 407(e)(3)(iv) of Regulation S-K, the Company has affirmatively determined that no conflicts of interest existed between the Company and the Consultant (or any individuals working on the Company’s account on the Consultant’s behalf). In reaching such determinations, the Company considered the following enumerated factors, all of which were attested to or affirmed by the Consultant:

(1)	During fiscal 2021, the Consultant did not provide any services to or receive any fees from the Company other than in connection with the Executive Compensation Matters;

(2)

The amount of fees paid or payable by the Company to the Consultant in respect of the Executive Compensation Matters represented (or are reasonably certain to represent) less than 1% of the Consultant’s total revenue;

(3)	The Consultant has in place adequate policies and procedures designed to prevent conflicts of interest, which policies and procedures were provided to the Company;

(4)

There are no business or personal relationships between the Consultant and any member of the Compensation Committee other than in respect of (i) the Executive Compensation Matters, or (ii) work performed by the Consultant for any other company, board of directors or compensation committee for whom such committee member also serves as an independent director;

(5)	Neither the Consultant nor any of its consultants working on the Amedisys engagement owns any stock of the Company; and

(6)	There are no business or personal relationships between the Consultant and any executive officer of the Company other than in respect of the Executive Compensation Matters.

CODE OF ETHICAL BUSINESS CONDUCT

Our Board of Directors has adopted a Code of Ethical Business Conduct that is applicable to all our directors, executive officers and employees. The Code of Ethical Business Conduct is available on the “Investors” subpage of our website (www.amedisys.com) under the link “Governance.” The purpose of the Code of Ethical Business Conduct is to, among other things, deter wrongdoing and promote: honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in our filings with the SEC and in public communications; compliance with applicable laws, rules and regulations; the prompt internal reporting of violations; and accountability.

CORPORATE GOVERNANCE GUIDELINES AND REVIEW AND CONSIDERATION OF CORPORATE GOVERNANCE PRACTICES

Our Board of Directors has adopted Corporate Governance Guidelines. The purpose of the Corporate Governance Guidelines is to assist the Board in the exercise of its responsibilities and to serve the best interests of the Company and its stockholders. A copy of the Corporate Governance Guidelines appears on the “Investors” subpage of our website (www.amedisys.com) under the link “Governance.”

The members of our Nominating and Corporate Governance Committee are responsible for the review and consideration of corporate governance practices.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Background

The Audit Committee of the Board of Directors has appointed KPMG LLP (“KPMG”) as the independent registered public accounting firm to audit our Company’s consolidated financial statements for the fiscal year ending December 31, 2022. The submission of this matter for ratification by stockholders is not legally required; however, our Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Audit Committee and the Board of Directors on an important issue of corporate governance. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm as our Company’s external auditor. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm to be our Company’s external auditor at any time during the year if it determines that such a change would be in the best interests of our Company and our stockholders.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the shares represented at the Meeting and entitled to vote.

KPMG Representative—Attendance at the Meeting

A representative of KPMG will be present at the Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions by stockholders.

REPORT OF THE AUDIT COMMITTEE

This Audit Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Exchange Act.

The Audit Committee is currently comprised of three directors, all of whom are independent as determined in accordance with the listing standards of The NASDAQ Global Select Market and within the meaning of Rule 10A-3 under the Exchange Act.

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight and review of Amedisys’ accounting functions and internal controls. The committee recommends to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K and approves all fees paid to our independent registered public accounting firm. The committee also receives quarterly reports from our Internal Audit Department and approves the annual Internal Audit Work Plan and the compensation of the Senior Vice President of Assurance Services, who leads our Internal Audit Department.

The Audit Committee meets at least once quarterly in executive session without members of Company management present. During these executive sessions, the Audit Committee will also meet separately with representatives of the Company’s independent registered public accounting firm (generally, the Lead Audit Partner) and the Senior Vice President of Assurance Services, on behalf of the Company’s Internal Audit Department. The Audit Committee also meets separately with other senior members of Company management as it deems necessary.

In connection with recommending that our audited financial statements be included in our 2021 Annual Report, the members of the Audit Committee took the following steps:

•

The members of the Audit Committee discussed with our independent registered public accounting firm their judgment as to the quality, not just the acceptability, of our accounting policies and principles and such other matters as are required to be discussed under generally accepted auditing standards, including information concerning the scope and result of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.

•

Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, on a consistent basis, and the Audit Committee reviewed and discussed the quarterly and annual earnings press releases and consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (the “PCAOB”).

•

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by the PCAOB regarding their independence, and the members of the Audit Committee discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. The members of the Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the independent registered public accounting firm’s independence. This discussion and disclosure informed the Audit Committee of the independent registered public accounting firm’s independence, and assisted the Audit Committee in evaluating that independence. The members of the Audit Committee concluded that the independent registered public accounting firm is independent from the Company and its management.

•

The members of the Audit Committee reviewed and discussed, with our management and independent registered public accounting firm, our audited consolidated balance sheet as of December 31, 2021 and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2021, including associated footnotes and Management’s Discussion and Analysis of Financial Condition and Results of Operations.

•

The members of the Audit Committee (or the Chair of the Committee, pursuant to a delegation of authority) reviewed and pre-approved all permissible non-audit services by our independent registered public accounting firm.

•	The members of the Audit Committee reviewed the Principal Executive Officer and Principal Financial Officer Certifications concerning the Company’s 2021 Annual Report.

Based on the discussions with our independent registered public accounting firm concerning the audit, the independence discussions, the financial statement quarterly review, and additional matters deemed relevant and appropriate by the Audit Committee, including internal audit activities, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our 2021 Annual Report.

This report has been furnished by the members of the Audit Committee:

Vickie L. Capps (Chair)

Teresa L. Kline

Bruce D. Perkins

FEES PAID TO AUDITORS

The following summarizes the fees billed to us and our subsidiaries by KPMG for professional services rendered in 2021 and 2020.

AUDIT FEES

	2021		2020
Fee Category	Amount ($)	Percent	Amount ($)	Percent
Audit fees	$1,625,448	75.5%	$1,500,000	79.6%
Tax fees	$100,000	4.6%	$100,000	5.3%
Audit-related fees	$35,000	1.6%	$35,000	1.8%
All other fees	$393,023	18.3%	$250,000	13.3%

Total fees	$2,153,471	100.0%	$1,885,000	100.0%

Audit fees include fees associated with the annual audit, our annual report on Form 10-K and the reviews of our quarterly reports on Form 10-Q, services that are normally provided by our registered independent public accounting firm in connection with statutory and regulatory filings or engagements and services that generally only our registered independent public accounting firm can provide. Audit-related fees relate to the 401(k) plan audit. Tax fees include tax compliance and limited tax consulting services. All other fees relate to due diligence and accounting research software. All of the services described above were pre-approved by the Audit Committee (or the Chair of the Audit Committee, pursuant to a delegation of authority).

Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors; Delegation of Pre-Approval Authority in Specified Instances

All audit and permissible non-audit services provided by the independent auditors are pre-approved by the Audit Committee (or the Chair of the Audit Committee, pursuant to a delegation of authority). These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has delegated authority to Ms. Capps, the Chair of the Audit Committee, to address requests for pre-approval of specified types of transactions not included in the annual budget prepared by the independent auditors, provided that any such pre-approvals are presented to the full Audit Committee at its next meeting.

STOCK OWNERSHIP

The following table shows beneficial ownership of our common stock as of April 14, 2022, unless otherwise indicated, by (i) each person known by us to beneficially own more than five percent of our common stock in accordance with Rule 13d-3 under the Exchange Act, (ii) each of our directors, director nominees, and Named Executive Officers (as such term is defined under the heading “Compensation Discussion and Analysis” below), and (iii) all of our directors and executive officers as a group. Except as noted below, the persons named have sole voting and investment power with respect to all shares of common stock.

Unless otherwise indicated, the address of each of the individuals named in the table below under “Named Executive Officers and Directors (Including 2022 Director Nominees)” is c/o Amedisys, Inc., 3854 American Way, Suite A, Baton Rouge, LA 70816.

Name	Share sBeneficially Owned	Percent of Class(1)
5% Stockholders
BlackRock, Inc.(2)	3,758,301	11.5%
The Vanguard Group, Inc.(3)	3,158,777	9.7%
Wellington Management Group LLP(4)	1,812,411	5.6%
Ameriprise Financial, Inc.(5)	1,742,916	5.4%

Named Executive Officers and Directors (Including 2022 Director Nominees)
Vickie L. Capps(6) (2022 Director Nominee)	3,205	*
Molly J. Coye, MD(6) (2022 Director Nominee)	2,205	*
Julie D. Klapstein(6) (2022 Director Nominee)	9,418	*
Teresa L. Kline(6) (2022 Director Nominee)	3,205	*
Bruce D. Perkins(6) (2022 Director Nominee)	17,869	*
Jeffrey A. Rideout, MD(6) (2022 Director Nominee)	2,722	*
Ivanetta Davis Samuels(6)	987	*
Paul B. Kusserow(7) (Named Executive Officer and 2022 Director Nominee)	527,002	1.6%
Scott G. Ginn(8) (Named Executive Officer)	28,121	*
Christopher T. Gerard(9) (Named Executive Officer and 2022 Director Nominee)	48,349	*
Sharon Brunecz(10) (Named Executive Officer)	34,002	*
David L. Kemmerly(11) (Named Executive Officer)	12,318	*
All Executive Officers and Directors as a Group (14 Persons)	668,428	2.1%

(*)	Less than one percent
(1)

Based on 32,572,820 shares of common stock outstanding on April 14, 2022, plus shares that can be acquired through the exercise of options or warrants or conversion of restricted stock units within 60 days thereafter by the specified individual or group.

(2)

This disclosure is based on a Schedule 13G/A filed with the SEC by BlackRock, Inc. on January 26, 2022, reporting beneficial ownership as of December 31, 2021. BlackRock, Inc. reported it has sole voting power over 3,666,623 of the shares and sole dispositive power over 3,758,301 of the shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(3)

This disclosure is based on a Schedule 13G/A filed with the SEC by The Vanguard Group, Inc. on February 9, 2022, reporting beneficial ownership as of December 31, 2021. The Vanguard Group, Inc. reported that it has sole voting power over none of the shares, shared voting power over 18,700 of the shares, sole dispositive power over 3,110,986 of the shares, and shared dispositive power over 47,791 of the shares. The principal business address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)

This disclosure is based on a Schedule 13G/A filed with the SEC on February 4, 2022, reporting beneficial ownership as of December 31, 2021, by Wellington Management Group LLP, Wellington Group Holdings LLP, and Wellington Investment Advisors Holdings LLP, in which they reported that each of Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP had shared voting power over 1,605,785 of the shares and shared dispositive power over 1,812,411 of the shares. The principal business address for Wellington Management Group LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(5)

This disclosure is based on a Schedule 13G filed with the SEC on February 14, 2022, reporting beneficial ownership as of December 31, 2021, by Ameriprise Financial, Inc. and Columbia Management Investment Advisers, LLC. Ameriprise Financial, Inc. reported shared voting power over 1,741,175 shares and shared dispositive power over 1,742,916 shares. Columbia Management Investment Advisers, LLC reported shared voting power over 1,720,910 shares and shared dispositive power over 1,722,251 shares. According to this Schedule 13G, Ameriprise Financial, Inc., as the parent company of Columbia Management Investment Advisers, LLC, may be deemed to beneficially own the shares reported in such filing by Columbia Management Investment Advisers, LLC. Accordingly, the shares reported in this filing by Ameriprise Financial, Inc. include those shares separately reported in such filing by Columbia Management Investment Advisers, LLC. The principal business address for Ameriprise Financial, Inc. is 145 Ameriprise Financial Center, Minneapolis, MN 55474.

(6)

Included in the “Shares Beneficially Owned” column are 574 shares of nonvested stock, 100% of which will vest on June 8, 2022, provided the director remains a non-employee member of the Board through such date.

(7)

Includes 80,602 shares that Mr. Kusserow has or will have within 60 days, the right to acquire pursuant to stock options, and 83,764 shares held in a trust. Of these shares, 1,445 shares held in a trust have been pledged as security for a margin loan and another 4,435 may be pledged for future borrowing. This pledge is in accordance with the one-time waiver of the Company’s insider trading policy provisions prohibiting the pledging of shares of Company stock by executive officers and directors, which waiver was granted by the Board in 2018 solely with respect to Mr. Kusserow.

(8)	Includes 12,939 shares that Mr. Ginn has or will have within 60 days, the right to acquire pursuant to stock options.
(9)	Includes 30,298 shares that Mr. Gerard has or will have within 60 days, the right to acquire pursuant to stock options.
(10)	Ms. Brunecz resigned from the Company effective March 21, 2022. Includes 7,953 shares that Ms. Brunecz has the right to acquire pursuant to vested stock options.
(11)	Includes 4,424 shares that Mr. Kemmerly has or will have within 60 days, the right to acquire pursuant to stock options.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of our common stock to file reports of ownership and changes of ownership with the SEC. Copies of all filed reports are required to be furnished to us. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to us during and with respect to 2021, as well as written representations by our directors and executive officers, we believe that each such person filed, on a timely basis, the reports required by Section 16(a) of the Exchange Act with respect to 2021.

EQUITY COMPENSATION PLAN INFORMATION AS OF DECEMBER 31, 2021

In accordance with SEC requirements, the following table provides information about awards outstanding and shares remaining available under our equity compensation plans (including any individual compensation arrangements) as of December 31, 2021.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	273,973	$137.54	1,787,765
Equity compensation plans not approved by security holders	—	—	—

Total	273,973	$137.54	1,787,765

PROPOSAL 3—ADVISORY (NON-BINDING) VOTE ON THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS (“SAY ON PAY” VOTE)

General Information

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act enable our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation paid to our “Named Executive Officers” as disclosed in this Proxy Statement in accordance with the SEC’s rules.

Say on Pay Vote Mechanics

We are asking our stockholders to provide advisory approval of the compensation paid to our “Named Executive Officers,” as described in the “Compensation Discussion and Analysis” (“CD&A”) section of this Proxy Statement (beginning on page 32) and the compensation tables and narrative disclosures following the CD&A.

This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and our compensation philosophy, policies and practices, as described in this Proxy Statement.

Consideration of the 2021 Advisory Vote on Executive Compensation

As discussed further in the CD&A, at our 2021 Annual Meeting, 96.3% of the shares present in person or by proxy and entitled to vote on the matter voted to approve, in an advisory vote, the compensation paid to our Named Executive Officers, as described in our 2021 Proxy Statement.

The Compensation Committee values the feedback of our stockholders and takes into account the outcome of Say on Pay votes when considering future executive compensation arrangements and potential changes to our executive compensation program. Our Board of Directors has adopted a policy of providing for annual advisory (non-binding) votes from stockholders on executive compensation. The next say on pay vote will occur at the 2023 Annual Meeting, and the next required advisory (non-binding) vote on the frequency of say on pay votes also occurs at the 2023 Annual Meeting.

Highlights of our Executive Compensation Program

We believe that our executive compensation program:

•	Aligns executive compensation to business objectives and overall Company performance;

•	Attracts, retains, and motivates highly-qualified executives by offering market-competitive total compensation packages;

•	Balances the focus on short- vs. longer-term performance objectives through an appropriate mix of short-term cash incentive awards and equity incentive awards that vest over a number of years;

•

Has features designed to further align executive compensation with stockholder interests and mitigate risks, including: (i) a prohibition on “short sales” of and “hedging” Company securities (applicable to all employees), (ii) no minimum guaranteed cash bonus payments or base salary increases and (iii) limited perquisites; and

•

Has certain features that are widely considered “best practices,” including change-in-control provisions that only provide cash severance upon a change-in-control termination (i.e., a “double-trigger”) and do not provide for the payment of any excise tax gross-up amounts (other than for moving expenses).

Consistent with these goals, and as further discussed in the CD&A, we believe the Compensation Committee of our Board of Directors has designed an executive compensation program that: (i) rewards pay for performance, (ii) is competitive and reasonable as compared to compensation programs adopted by similarly-sized public companies in the industry and based on a review of broader public company and industry survey data and (iii) is cost-effective with limited perquisites and other personal benefits.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE SAY ON PAY PROPOSAL, AS STATED BY THE FOLLOWING RESOLUTION:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2021 Summary Compensation Table, and the other related tables and disclosures.”

The say on pay vote is advisory, and therefore not binding on the Company, our Board of Directors or our Compensation Committee. Our Board of Directors and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the shares represented at the Meeting and entitled to vote.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) outlines our executive compensation philosophy, objectives and processes. It explains the decision making process used by the Compensation Committee of our Board of Directors (the “Compensation Committee”), the reasoning behind our executive compensation program, and, more specifically, the actions the Compensation Committee took related to the compensation of our “Named Executive Officers,” which under the SEC’s executive compensation disclosure rules consist of all persons who served as our principal executive officer and our principal financial officer during our last fiscal year and our next three highest paid executive officers who were serving as executive officers at the end of our last fiscal year.

In 2021, our Named Executive Officers were as follows:

•	Paul B. Kusserow—Chief Executive Officer (until April 15, 2022) and Chairman of the Board;

•	Scott G. Ginn—Executive Vice President and Chief Financial Officer;

•	Christopher T. Gerard—President and Chief Operating Officer (until April 15, 2022), now our President and Chief Executive Officer (since April 15, 2022);

•	Sharon Brunecz—Chief Human Resources Officer (until March 21, 2022); and

•	David L. Kemmerly— Chief Legal and Government Affairs Officer.

Executive Summary

Business Overview

During 2021, we continued to execute on our strategic areas of focus: Clinical Distinction, Employer of Choice, Operational Excellence and Efficiency and Driving Growth. In 2021, we had the great honor of caring for over 445,000 patients, making more than 11.5 million visits across our four lines of business. In August 2021, we closed on our acquisition of Contessa Health, Inc. (“Contessa”), a leader in hospital-at-home and skilled nursing facility (SNF) at-home services. In addition, in 2021, we acquired Visiting Nurse Association (“VNA”), a home health and hospice provider with locations in Nebraska and Iowa, and we acquired the regulatory assets of home health providers in New York and North Carolina. Other major accomplishments in 2021 included:

•

Maintained the highest Quality of Patient Care star score in the Home Health industry in the January 2022 Home Health Compare (“HHC”) release of 4.33 stars with at least 95% of our care centers at 4+ Stars and 67% of our care centers at 4.5+ Stars;

•	Outperformed the industry on all Hospice Item Set (“HIS”) measures;

•	While the healthcare industry is reporting record increases in nursing turnover, in 2021, we reduced our nursing turnover to 26.8% from 29.5% in 2020; and

•	Home Health same store total admissions grew 6% and Hospice same store total admissions grew 2%.

2021 Company Performance Highlights

In addition to the strategic progress and high scores for patient quality outlined above, in 2021:

•	We increased adjusted EBITDA** by almost 10% over 2020 ($299.6 million* in 2021 compared to $273.5 million* in 2020);

•	Adjusted net service revenue** increased by 6.6% over 2020, an increase of $136.1 million to $2,207.6 million in 2021 compared to $2,071.5 million in 2020;

•	We generated $189 million in cash flow from operations; and

•

We achieved between the target and maximum level of performance for the collective quality of patient care performance measure and achieved between the threshold and target level of performance for the collective people performance measure; our adjusted EBITDA performance fell below the threshold level (all performance goals are defined more fully on pages 39-42).

*

The impact of our acquisition of Contessa on August 1, 2021 was excluded in the calculation of adjusted EBITDA for purposes of the adjusted EBITDA performance measure used for the 2021 long-term incentive (equity) and short-term incentive (cash bonus)

performance targets as described in further detail later in this CD&A, as the Compensation Committee did not contemplate the Contessa acquisition at the time it set the 2021 adjusted EBITDA performance targets (resulting in adjusted EBITDA of $280 million). The impact of the Contessa acquisition is included in the calculation of adjusted EBITDA used for financial reporting purposes (resulting in an adjusted EBITDA of $299.6 million).

**	See Appendix A hereto for the reconciliation of non-GAAP financial measures.

Key 2021 Compensation Developments and Pay-for-Performance Highlights

•

Voluntary Waiver of Annual Short-Term Incentive Cash Bonus Despite Performance Achievement: Despite the Named Executive Officers earning a bonus payout equal to 35.31% of their respective target bonus amount based on achievement between the target and maximum level of performance for the collective quality of patient care performance measure and achievement between the threshold and target level of performance for the collective people performance measure, each of the Named Executive Officers voluntarily elected to forego their short-term incentive (cash bonus) payout for 2021. Additional information regarding our short-term incentive (cash bonus) program appears under the heading “Details of our 2021 Executive Compensation Program—2021 Annual Performance-Based Incentive Compensation (Cash Bonuses).”

•

Forfeiture of 2021 Performance-Based Restricted Stock Units (“RSUs”) Due to Below-Threshold Performance: Adjusted EBITDA for 2021 fell below the threshold level of performance. Accordingly, each of the Named Executive Officers received no shares of common stock with respect to their 2021 annual grant of performance-based RSUs, and Mr. Kusserow and Ms. Brunecz did not earn any shares based on the 2021 performance tranche of their respective prior year grants. Additional information on this topic appears under the heading “Details of our 2021 Executive Compensation Program—2021 Long-Term Incentives (Equity-Based Compensation).”

•

Compensation Adjustments: Each of our Named Executive Officers (other than Mr. Kusserow) received a modest salary adjustment in the first quarter of 2021, after two straight years of no changes to the fixed compensation of our executive officers. Our Compensation Committee made no changes to the base salaries or target total direct compensation for our Named Executive Officers in 2022 other than for Mr. Gerard in connection with his promotion to Chief Executive Officer, as discussed below under “2022 CEO Transition.”

•	No Employment Agreements: With the expiration of Mr. Kusserow’s employment agreement in December 2021, we no longer have individual employment agreements with any of our executive officers.

•

Succession and Retention Awards: In February 2021, our Compensation Committee approved succession and transition retention awards for all of our executive officers other than Mr. Kusserow in the form of backloaded time-based RSUs that vest one-half in 2024 and one-half in 2025, to promote the retention of our executive officers and ensure succession planning for key roles in light of the planned transition of the Chief Executive Officer role and in recognition of the history of industry leading performance over the tenure of the executive team. Additional information on this topic appears under the heading “Details of our 2021 Executive Compensation Program—2021 Long-Term Incentives (Equity-Based Compensation).”

•

2022 CEO Transition: In January 2022, Mr. Kusserow informed our Board of Directors of his decision to retire as Chief Executive Officer effective April 15, 2022, and the Board of Directors appointed Mr. Gerard to serve as the Company’s President and Chief Executive Officer effective April 15, 2022. In connection with Mr. Gerard’s promotion to Chief Executive Officer, the Compensation Committee:

•	Increased Mr. Gerard’s base salary to $900,000, effective February 26, 2022;

•	Increased his target bonus to 125% of base salary for 2022; and

•	Approved an annual equity award comprised of a mix of time-based stock options (25%), time-based RSUs (25%) and performance-based RSUs (50%) valued at $3.5 million.

2021 Say on Pay Vote Results

As part of the Compensation Committee’s efforts to ensure that the interests of our Named Executive Officers are aligned with those of our stockholders, the Compensation Committee considers the results of the Company’s prior stockholder advisory votes on executive compensation. Our most recent Say on Pay vote was held in 2021 and yielded an approval by 96.3% of the votes cast. Based on this high level of support, we did not make any additional changes to the overall structure of our compensation program in 2021 as a result of any specific feedback from stockholders.

Our Compensation and Governance Practices & Policies

We believe the following practices and policies promote sound compensation governance and are in the best interests of our stockholders and executives:

What We Do	What We Do Not Do
✓ Heavy emphasis on performance-based variable compensation	X No significant perquisites

✓ Majority of long-term incentive awards are performance-based	X No “single-trigger” termination payments upon a change in control

✓  Robust stock ownership guidelines for executive officers and directors (6x base salary for our Chief Executive Officer; 3x base salary for our other executive officers; and 6x annual base retainer for our non-employee directors)

X No hedging of Company stock

✓ Compensation Committee comprised solely of independent directors	X No pledging of Company stock (other than for Mr. Kusserow pursuant to a one-time waiver of this policy granted by the Board in 2018 solely with respect to Mr. Kusserow)

✓ Independent compensation consultant	X No multi-year guarantees for salary increases

✓ Regular risk assessments	X No discretionary bonuses

✓ “Double-trigger” termination payments upon a change in control	X No tax gross-ups on termination payments following a change in control

✓ Conduct annual reviews of share utilization	X No repricing or backdating stock options without stockholder approval

Overview of our Executive Compensation Program

Our executive compensation program consists of:

•	Base salary set with reference to competitive market levels;

•	Annual performance-based incentives (cash bonuses) that are in line with competitive practices;

•	Long-term incentives that are materially performance-based;

•	Severance, as applicable; and

•	Retirement, health and welfare benefits consistent with those provided to all employees.

During the first fiscal quarter of each year, the Compensation Committee (i) establishes the performance measures under our current year cash bonus and long-term (equity-based) incentive compensation plans, as applicable, and (ii) determines whether the performance conditions for recently-completed performance periods have been satisfied. The Compensation Committee reviews executive officer compensation throughout the year to determine whether there are going to be any base salary adjustments for, or grants of, long-term incentive equity awards to our executive officers.

Compensation Philosophy and Objectives

Our compensation philosophy, which extends to all employees including our Named Executive Officers, is designed to align employee and stockholder interests. Our objective is to pay fairly based upon the employee’s position, experience and performance. Employees may be rewarded through additional compensation, for example, in the form of a cash bonus or equity, when we meet or exceed targeted business objectives. Certain employees are also eligible to receive incentive compensation based on both individual and/or Company performance.

Our approach to annual compensation for our executive officers aligns with competitive norms while reflecting our pay for performance philosophy and motivating our executives to continued achievement of business objectives and stockholder value creation. Our executive officer compensation approach includes:

•	the review of executive salaries annually but only making adjustments periodically, based on performance or change in role and other factors, and not automatically on an annual basis;

•

balancing the performance measures for our short-term incentives (cash bonus) across corporate financial and corporate strategic measures that are critical to long-term success in the healthcare industry: quality of care to our patients and the retention and engagement of our people;

•

a scaled payout of short-term incentives (cash bonus) at 50%-200% of target depending on actual level of performance achieved compared to threshold, target, and maximum levels of performance objectives;

•	at least 50% of long-term incentives are in the form of performance-based equity;

•	a scaled payout of performance-based restricted stock units at 50%-200% of target depending on actual level of performance achieved for our annual equity awards; and

•	tying 100% of executive incentive payouts to achievement of corporate-level performance objectives within metrics we believe contribute to stockholder value creation.

The objectives of our compensation philosophy are described below:

•

Stockholder-aligned. Our Named Executive Officers have most of their incentive compensation aligned with our Company’s overall financial performance through cash bonus programs and equity grants, the value of which is directly tied to change in share value.

•	Performance-based. Our Named Executive Officers’ annual incentive compensation is linked to the Company’s overall performance.

•	Market-driven. We structure our compensation programs to be competitive in the total compensation that they offer.

•	Focused on the individual. We design our incentive compensation programs to attract, motivate and retain our Named Executive Officers.

Compensation Administration

Role of the Compensation Committee. The Compensation Committee is responsible for the review and approval of all aspects of our executive compensation program and makes all decisions regarding the compensation of our executive officers. These responsibilities include:

•	Review and approval of corporate long-term and short-term incentive goals and objectives relevant to executive compensation;

•	Evaluation of the performance of our Chief Executive Officer and review of our Chief Executive Officer’s evaluation of the performance of our other executive officers;

•	Evaluation of the competitiveness of the total compensation package for our executive officers;

•	Evaluation and approval of executive officer employment, severance and change-in-control agreements, including any amendments thereto, and any title change for any executive officer; and

•

Approval of any changes to the total compensation package for our executive officers, including but not limited to changes to benefits, base salary, annual cash incentive and long-term equity incentive award opportunities and retention programs.

Additional information regarding the Compensation Committee’s responsibilities is set forth in its charter, a copy of which appears on the “Investors” subpage of our website (www.amedisys.com) under the link “Governance.” Information from this website is not incorporated by reference into this proxy statement.

Role of Independent Compensation Consultants. The Compensation Committee has the authority to retain experts to assist the Compensation Committee in fulfilling its duties. In 2021, the Compensation Committee retained Pay Governance as its compensation consultant (the “Consultant”). In 2021, the Consultant provided the following consulting services to the Compensation Committee:

•	Provided compensation benchmarking information for our executive officers who report directly to our Chief Executive Officer.

•	Provided analysis and advice regarding the compensation peer group used for providing market pay program, levels, and design information.

•	Provided analysis and support in relation to the Compensation Committee’s review and discussion of our compensation philosophy and strategy for delivering short and long-term incentives.

•	Provided analysis and advice with respect to share ownership guidelines for our executive officers and non-employee directors.

•	Reviewed and provided observations on our executive compensation practices in relation to those of our peers and industry comparators.

•	Provided advice and analysis regarding the calculation of the Company’s CEO to median employee pay ratio.

•	Provided compensation benchmarking information for our non-executive directors.

•	Advised as to market practice with respect to clawback policies.

•	Provided updates regarding compensation-related issues, trends and regulatory changes.

Because the Consultant did not and does not provide any non-compensation related services to our Company and based on a review of the Consultant’s engagement in relation to the SEC’s guidance on factors to assess in relation to consultant independence, we believe that the Consultant is and was independent of management and provides and provided the Compensation Committee with objective advice. The Compensation Committee retained the Consultant directly, although in carrying out assignments, the Consultant also interacted in certain capacities with our management-level employees. All such assignments are approved by the Chair of the Compensation Committee.

For additional information, please refer to the discussion on page 22 under the heading “Compensation Consultant Independence and Conflicts of Interest Assessment.”

Role of the Chief Executive Officer and Chairman of the Board. In the course of deliberating certain 2021 compensation decisions for our Named Executive Officers, the Compensation Committee took into account the recommendations of Mr. Kusserow regarding the compensation of our other executive officers. Mr. Kusserow’s recommendations were based upon his assessment of each executive officer’s individual role, retention considerations and market factors. The Compensation Committee reviewed these recommendations before making its decision. While the Compensation Committee requested Mr. Kusserow to be present at certain Committee meetings when executive compensation was discussed, Mr. Kusserow did not play any role in the Compensation Committee’s deliberation of matters impacting his own compensation, and only Compensation Committee members are permitted to vote on matters related to executive officer compensation.

Review of Peer Group, Industry and Survey Data

The peer group used for benchmarking executive officer compensation and non-employee director compensation and compensation design in 2021 consisted of the following companies:

• Acadia Healthcare Company, Inc.	• LHC Group, Inc.

• AMN Healthcare Services, Inc.	• MEDNAX, Inc.

• Brookdale Senior Living Inc.	• ModivCare Inc.

• Chemed Corporation	• National HealthCare Corporation

• Civitas Solutions, Inc.	• Option Care Health, Inc.

• Cross Country Healthcare, Inc.	• Select Medical Holdings Corporation

• Encompass Health Corporation	• The Ensign Group, Inc.

• Healthcare Services Group, Inc.

The Consultant has used the following guidelines in recommending a peer group to the Compensation Committee: (a) primarily included healthcare services and healthcare facilities, (b) similarly-sized based on revenue and market capitalization, and (c) comparable business operations, primarily focusing on home health, hospice and personal care, but also dialysis, ambulatory services, rehabilitation facilities, diagnostic laboratories and healthcare staffing companies.

Evaluating the Overall Competitiveness and Reasonableness of our 2021 Incentive Compensation Program. Based on its review of the information described above, the Compensation Committee determined that the components of our 2021 Named Executive Officer compensation program were reasonable.

While the Compensation Committee generally considers available peer group, industry and survey data to be helpful in understanding how our compensation levels compare to other companies, peer group, industry and survey data are only one factor that the Compensation Committee may consider in making its decisions regarding executive compensation. For example, the Compensation Committee also considers the alignment of our then-current compensation practices with our compensation philosophy, program structure, retention and succession goals and other factors (such as the integration of large acquisitions) before making compensation decisions.

Level of Compensation. In determining how each executive officer’s total compensation package is allocated among these components, the Compensation Committee emphasizes the components that reward the accomplishment of business objectives and create stockholder value. Concurrently, the Compensation Committee believes it is appropriate to provide our executive officers with a reasonable level of guaranteed compensation through base salary and benefits, together with significant opportunity for additional compensation through annual and long-term incentives that align executive rewards with stockholders. Generally, if targeted performance levels are not achieved, our executive officers’ total compensation is likely to be at or below the median of comparable positions at similarly-sized public companies in our industry. Alternatively, if the targeted performance levels are exceeded, our executive officers’ total compensation is likely to be above the median of comparable positions at similarly-sized public companies in our industry.

Mix of Pay. Our Named Executive Officers have a significant percentage of their total compensation in the form of long-term incentives. The Compensation Committee believes this is appropriate because of the direct influence that these officers have on our long-term financial performance. Generally, the majority of the total targeted annual compensation for our Named Executive Officers, is “at risk,” i.e., variable based on Company performance, to assure alignment with stockholder interests.

Details of our 2021 Executive Compensation Program

Base Salaries

We target our executive officers’ base salaries to be competitive when compared to the salary levels of persons holding similar positions at similarly-sized public companies in the healthcare services and facilities sectors. The Compensation Committee also considers each executive officer’s respective responsibilities, experience, expertise and individual performance when setting base salaries.

Base salaries for our Named Executive Officers in 2020 and 2021 were as follows:

Named Executive Officer	2020 Salary	2021 Salary	% Change
Paul B. Kusserow	$900,000	$900,000	—
Scott G. Ginn	$525,000	$575,000	9.5%
Christopher T. Gerard	$575,000	$650,000	13.0%
Sharon Brunecz	$400,000	$425,000	6.3%
David L. Kemmerly	$400,000	$425,000	6.3%

2021 Annual Performance-Based Incentive Compensation (Cash Bonuses)

As part of our executive compensation program, the Compensation Committee establishes annual incentive compensation performance measures for our executive officers, which performance measures are premised on our Company’s achievement of pre-determined financial or operational goals.

2021 target incentive opportunities were set based on our Company’s historical practices and the Compensation Committee’s desire to provide a meaningful award for achieving outstanding performance. For 2021, the annual short-term incentive (cash bonus) compensation thresholds, targets and stretch/maximums were as follows (the Committee uses linearly interpolation to determine payouts in between performance levels listed below):

Performance Measure	Metric Weighting	Threshold	Target	Stretch / Maximum	Actual Performance	% of Target Achievement	Weighted Payout (% of Target Achievement Metric Weighting)
Adjusted EBITDA**	70%	$300 Million	$320 Million	$340 Million	$280.0 Million	0%	0%

Quality of Patient Care(1)

- Metrics:
60-day ACH	7.5%	15.4%	15.2%	14.9%	14.5%	200%	15%

3-day EOL	7.5%	70.0%	74.5%	78.0%	74.1%	87.5%	6.56%

Total Quality	15%					143.75%	21.56%

People(2)

- Gate:
Pulse Survey Action Planning		70%+	—	—	90.1%

- Metrics:
Nursing

Turnover	10%	27.0%	24.0%	21.2%	26.8%	50%	5%
Pulse Survey Employee Participation	5%	65%	75%	85%	83%	175%	8.75%

Total People	15%					91.66%	13.75%

Potential Payout (% of Target)		50%-99.9%	100%	Up to 200%
Overall	100%						35.31%

**

Adjusted EBITDA is defined as adjusted earnings before net interest expense, provision for income taxes, depreciation and amortization excluding certain items. See Appendix A hereto for the reconciliation of non-GAAP financial measures. The impact of our acquisition of Contessa on August 1, 2021 was excluded in the calculation of adjusted EBITDA for purposes of the adjusted EBITDA performance measure used for the 2021 long-term incentive (equity) and short-term incentive (cash bonus) performance targets, as the Compensation Committee did not contemplate the Contessa acquisition at the time it set the 2021 adjusted EBITDA performance targets (resulting in adjusted EBITDA of $280 million). The impact of the Contessa acquisition is included in the calculation of adjusted EBITDA used for financial reporting purposes (resulting in an adjusted EBITDA of $299.6 million).

(1)

For 2021, the Named Executive Officers would be eligible to earn the quality of patient care performance measure based on achievement of threshold, target and stretch/maximum performance goals based on a (i) 60-day acute care hospitalization (“ACH”) rate metric and (ii) three-day end of life (“EOL”) metric for the second half of 2021, assessing hospice staff visits to patients in the last three days of life, as follows:

Quality of Patient Care Performance Measure Improvement Metrics	Threshold	Target	Stretch/Maximum
60-day ACH	15.4%	15.2%	14.9%
Three-day EOL	70.0%	74.5%	78.0%

If the Company’s ACH rate, calculated as the percentage of all eligible home health episodes that ended in hospitalization out of all completed home health episodes within each given 12-month period, was equal to or less than 15.4%, the ACH portion of the quality of patient care measure would be met, with payout based on a sliding scale (applying linear interpolation for performance between payout levels) as follows:

•	50% of the measure would be earned if the ACH rate were 15.4% or lower but more than 15.2%;

•	100% of the measure would be earned if the ACH rate were 15.2% or lower but more than 14.9%;

•	up to 200% of the measure would be earned if the ACH rate were 14.9% or lower.

If the Company’s three-day EOL measure for the second half of 2021†, calculated as the percentage of hospice patients who have received in-person visits from a registered nurse or a medical social worker on at least two of the final three days of life and excludes lengths of stays of two days or less, was greater than or equal to 70.0%, the three-day EOL portion of the quality of patient care measure would be met, with payout based on a sliding scale (applying linear interpolation for performance between payout levels) as follows:

•	50% of the measure would be earned if three-day EOL performance were 70.0% or greater but less than 74.5%;

•	100% of the measure would be earned if three-day EOL performance were 74.5% or greater but less than 78.0%;

•	up to 200% of the measure would be earned if three-day EOL performance were 78.0% or higher.

†

A three-day EOL goal for 2021 (full-year results) was initially established by the Compensation Committee in February 2021. CMS revised the three-day EOL metric calculation in 2021 to include visits by a registered nurse or medical social worker in at least two of the last three days of life and to exclude lengths of stays of two days or less. Accordingly, in July 2021, the Compensation Committee approved an updated three-day EOL performance measure for the 2021 short-term incentive compensation plan to a three-day EOL performance metric for the second half of 2021 using the revised calculation and adjusted upward the threshold, target and maximum performance goals.

The ACH rate and the three-day EOL measure had a distribution weighting of 7.5% each, for a total 15% distribution weighting for the collective quality of patient care performance measure.

(2)

The people performance measure, which comprised 15% of the cash bonus incentive opportunity for 2021, was a corporate level performance measure with a performance “gate” based on achievement of at least 70% of the Company’s leaders creating action plans based on feedback received from the employee pulse survey. If the “gate” measure were met, then the Named Executive Officers would be eligible to earn the people performance measure based on achievement of threshold, target and stretch/maximum performance goals based on (i) a nursing turnover metric, weighted at 10% of the people performance measure, and (ii) a metric assessing employee participation in the employee pulse survey, weighted at 5% of the people performance measure, as follows:

People Performance Measure Improvement Metrics	Threshold	Target	Stretch/Maximum
Nursing turnover	27.0%	24.0%	21.2%
Employee pulse survey participation	65%	75%	85%

If the Company’s nursing turnover rate was equal to or less than 27.0%, the nursing turnover rate portion of the people performance measure would be met, with payout based on a sliding scale (applying linear interpolation for performance between payout levels) as follows:

•	50% of the measure would be earned if the nursing turnover rate were 27.0% or lower but more than 24.0%;

•	100% of the measure would be earned if the nursing turnover rate were 24.0% or lower but more than 21.2%;

•	up to 200% of the measure would be earned if the nursing turnover rate were 21.2% or lower.

If the Company’s pulse survey participation rate, calculated as the percentage of employees who completed the employee pulse survey, was 65% or more, the pulse survey participation portion of the people performance measure would be met, with payout based on a sliding scale (applying linear interpolation for performance between payout levels) as follows:

•	50% of the measure would be earned if the participation rate were 65% or higher but less than 75%;

•	100% of the measure would be earned if the participation rate were 75% or more but less than 85%;

•	up to 200% of the measure would be earned if the participation rate were 85% or more.

The nursing turnover rate had a distribution weighting of 10%, and the pulse survey employee participation rate had a distribution weighting of 5%, for a total 15% distribution weighting for the collective people performance measure.

In establishing the performance levels, the Compensation Committee considered the target level of performance reasonable and achievable, but not without management’s significant effort, and established a stretch/maximum performance goal so that the Named Executive Officers had greater incentive and greater reward if even higher levels of performance were achieved on each of the adjusted EBITDA, quality of patient care and people performance measures. The Compensation Committee also set a threshold level of performance for each performance measure, such that no bonus would be earned for performance below that level. The Compensation Committee felt it was appropriate to set adjusted EBITDA as 70% of the performance measure because it believes that adjusted EBITDA growth encourages our executive officers to focus on improving earnings and profitable growth. It also believes that this measure is aligned with our overall objective of creating long-term value for our stockholders. The Compensation Committee also believed it was in the best interest of the Company’s stockholders to balance the financial performance measure with reward for the quality of patient care and people performance measures.

The Compensation Committee retains the discretion to reduce (but not increase) any Named Executive Officer’s incentive earned based on individual performance. The Compensation Committee did not exercise this discretion in 2021; however, as discussed below, the Named Executive Officers voluntarily elected to forego their 2021 annual incentive (cash bonus) compensation.

Taking the achievement of each of the performance measures at the levels indicated in the above table into account, the Compensation Committee certified the Company’s level of achievement of the performance goals on February 17, 2022. While the Named Executive Officers earned a bonus payout equal to 35.31% of their respective Target Bonus amount, each of the Named Executive Officers voluntarily elected to forego their short-term incentive (cash bonus) payout for 2021. The amount of cash bonuses earned by and paid to the Named Executive Officers for 2021 are as follows:

Named Executive Officer	Base Salary	Target Bonus (% of Base Salary)	Bonus Earned ($) (35.31% of Target)	Bonus Paid ($)
Paul B. Kusserow	$900,000	50%	$158,895	$0
Scott G. Ginn	$575,000	100%	$203,032	$0
Christopher T. Gerard	$650,000	100%	$229,515	$0
Sharon Brunecz	$425,000	75%	$112,550	$0
David L. Kemmerly	$425,000	75%	$112,550	$0

2021 Long-Term Incentives (Equity-Based Compensation)

Long-term incentives, in the form of equity-based compensation, are used to balance the short-term focus of our annual cash incentive compensation program with performance incentives that generally vest over four years. The Compensation Committee believes that providing long-term incentive opportunities supports our compensation philosophy by aligning the interests of our Named Executive Officers, and other long-term incentive compensation plan participants, with those of our stockholders. Currently, all equity-based compensation is granted in accordance with the terms of our 2018 Omnibus Incentive Compensation Plan.

We believe that grants of equity-based compensation:

•	Motivate participants to focus on the creation of stockholder value in both the short- and long-term;

•	Reinforce the link between the creation of stockholder value and compensation;

•	Enable us to provide competitive levels of total compensation; and

•	Aid in the retention of our Named Executive Officers and other long-term incentive plan participants.

It has been our Company’s historical practice to tie a portion of the vesting requirements associated with equity grants to identified performance targets set during the first quarter of the fiscal year.

Pay for Performance—Annual Equity Awards to our Named Executive Officers (Other Than Our Former Chief Executive Officer). Beginning in 2019, the Compensation Committee’s compensation strategy changed from large up-front grants of performance-based full value shares and options to our newly hired and promoted Named Executive Officers in the year of their employment commencement or promotion, as applicable, to annual equity awards consistent with market practice. Consistent with this strategy, in 2021, the Named Executive Officers other than Mr. Kusserow (whose equity awards granted in 2019 were the only equity awards he received for the duration of the three-year term of his Amended and Restated Employment Agreement) were awarded equity grants comprised of the following:

Equity Mix	% of Grant Value
Performance-Based RSUs	50%
Time-Based RSUs	25%
Time-Based Stock Options	25%

The performance-based restricted stock units vest subject to achievement of the stated performance goal for 2021 and satisfaction of additional time-based vesting conditions. The Compensation Committee believes this strategy will incentivize the Named Executive Officers to increase stockholder value over the performance period of the restricted stock units and life of the stock options by:

•

Increasing Stockholder Return—the Named Executive Officers’ options were granted with fair market value exercise prices. Therefore, they will not realize any value from their stock options unless the market value of our common stock appreciates.

•

Achieving Specified Financial and Operational Goals—50% of the equity awards granted to the Named Executive Officers in 2021 (based on the value of such awards) relate to performance-based compensation in the form of performance-based restricted stock units.

The 2021 annual equity awards were as follows:

Named Executive Officer	Date of Grant	Value of Award ($)	Performance-Based RSUs (# at Target Performance) (50% of Award)	Time-Based RSUs (#) (25% of Award)	Time-Based Stock Options (#) (25% of Award)	Stock Option Exercise Price ($)
Scott G. Ginn	2/17/2021	$1,500,000	2,541	1,271	3,200	$295.20
Christopher T. Gerard	2/17/2021	$1,800,000	3,049	1,525	3,840	$295.20
Sharon Brunecz	2/17/2021	$750,000	1,271	636	1,600	$295.20
David L. Kemmerly	2/17/2021	$750,000	1,271	636	1,600	$295.20

The time-based RSUs and stock options vest one-fourth each year over four years beginning on February 20, 2022, assuming that the Named Executive Officer remains employed by the Company on the applicable vesting date. The performance-based RSUs vest based on achievement of the identified performance target for fiscal year 2021 and additional time-based vesting in equal one-fourth installments over four years.

Performance Measure Established for 2021 Annual Grants and 2021 Performance Tranche for Prior Year Grants. The performance-based RSUs granted in 2021 and a portion of the performance-based awards made in prior years vest based on our 2021 performance in adjusted EBITDA against a pre-established goal. For the 2021 annual grants to our Named Executive Officers other than Mr. Kusserow, the Compensation Committee set the performance target at adjusted EBITDA of $300 million (threshold), $320 million (target) and $340 million (stretch/maximum), with incremental payouts between threshold and target and between target and stretch/maximum calculated on a dollar for dollar basis (i.e. every $1 change in adjusted EBITDA will yield an additional payout, once threshold has been met). If threshold was not achieved, the grant would not vest. The 2021 performance tranche of the performance-based RSUs granted to Mr. Kusserow in January 2019 pursuant to his Amended and Restated Employment Agreement and the 2021 performance tranche of the awards granted to Ms. Brunecz in the year in which she joined the Company were only payable at the target level of performance, if at all. The Company communicated the adjusted EBITDA performance target to the executive officers in February 2021.

The impact of our acquisition of Contessa on August 1, 2021 was excluded in the calculation of adjusted EBITDA for purposes of the adjusted EBITDA performance measure used for the 2021 long-term incentive (equity) and short-term incentive (cash bonus) performance targets, as the Compensation Committee did not contemplate the Contessa acquisition at the time it set the 2021 adjusted EBITDA performance targets (resulting in adjusted EBITDA of $280.0 million). The impact of the Contessa acquisition is included in the calculation of adjusted EBITDA used for financial reporting purposes (resulting in an adjusted EBITDA of $299.6 million).

Actual performance of $280.0 million was below the threshold level of performance. Accordingly, the Named Executive Officers (other than Mr. Kusserow) received no shares of common stock with respect to their 2021 annual grant of performance-based RSUs, and Mr. Kusserow and Ms. Brunecz did not earn any shares based on the 2021 performance tranche of their respective prior year grants, as reflected in the following table:

Named Executive Officer	Shares Earned from 2021 Award	Shares Earned from Previous Grants (2021 Performance Tranche)
Paul B. Kusserow	—	—	(1)
Scott G. Ginn	—	—
Christopher T. Gerard	—	—
Sharon Brunecz	—	—	(1)
David L. Kemmerly	—	—

(1)

The 2021 performance tranche of the awards granted to Mr. Kusserow in January 2019 pursuant to his Amended and Restated Employment Agreement and to Ms. Brunecz in the year in which she joined the Company were only payable at the target level of performance (100%), if at all.

In setting the performance target for the long-term incentive equity awards to our Named Executive Officers at adjusted EBITDA of $320 million (target), the Compensation Committee considered that adjusted EBITDA is also one of the performance measures for the annual incentive compensation (cash bonus) opportunity, but the Compensation Committee believed that it was an appropriate measure for both components of compensation because it is one of three separate measures for the annual incentive compensation (cash bonus) opportunity and because the Compensation Committee believes that adjusted EBITDA growth encourages our executive officers to focus on improving earnings and profitable growth and that this measure is aligned with our overall objective of creating long-term value for our stockholders.

Succession/Transition Retention Awards to our Named Executive Officers (Other Than Our Former Chief Executive Officer). In February 2021, our Compensation Committee approved succession and transition retention awards for all of our executive officers other than Mr. Kusserow (whose equity awards granted in 2019 were the only equity awards he received for the duration of the three-year term of his Amended and Restated Employment Agreement). The succession awards were in the form of backloaded time-based RSUs that vest one-half on February 20, 2024 and one-half on February 20, 2025, to promote the retention of our executive officers and ensure succession planning for key roles in light of the planned transition of the Chief Executive Officer role and in recognition of the history of industry leading performance over the tenure of the executive team, including a three-year cumulative shareholder return of 454.5% over the three-year period ended December 31, 2020, which was among the highest in our peer group. The value and amount of the succession and transition retention awards are as follows:

Named Executive Officer	Date of Grant	Value ($)	Time-Based RSUs (#)
Scott G. Ginn	2/17/2021	$2,000,000	6,776
Christopher T. Gerard	2/17/2021	$3,000,000	10,163
Sharon Brunecz	2/17/2021	$1,000,000	3,388
David L. Kemmerly	2/17/2021	$1,000,000	3,388

The time-based RSUs vest one-half on February 20, 2024 and one-half on February 20, 2025, assuming that the Named Executive Officer remains employed by the Company on the applicable vesting date.

Other Practices, Policies and Guidelines

Benefits

Our executive officers also participate in the retirement, health and welfare benefit programs generally available to our other employees, including paid vacation and paid Company holidays. In a few limited circumstances, the Company provides other benefits to our executive officers, as detailed in the tables following this CD&A, but we limit special benefits and perquisites for use only as necessary to attract and retain executive talent.

Certain of our executive officers participate in our Employee Stock Purchase Plan (“ESPP”). Under the terms of the ESPP, eligible employees may elect to contribute on an after-tax basis between 1% and 15% of their annual pay through regular payroll deductions to purchase our common stock; provided, however, that an employee may not contribute more than $25,000 to the plan on an annual basis pursuant to Internal Revenue Service restrictions. Shares are purchased at a 15% discount of the market value of our common stock at the close of business on the last day of each fiscal quarter.

Amended and Restated Severance Plan for Executive Officers

The stated purpose of the Amended and Restated Severance Plan for Executive Officers (the “Executive Severance Plan”) is to provide a fair framework in the event of a termination of employment in certain circumstances of the Company’s executive officers. As of December 31, 2021, to be eligible for benefits under the Executive Severance Plan, an executive (each, a “Covered Executive”) must (1) be employed by the Company (through the Company’s common payroll agent, Amedisys Holding, L.L.C.) in the position of an executive officer as appointed by the Board of Directors or have been designated in writing by the Board of Directors or the Compensation Committee, as appropriate, as being covered by the Executive Severance Plan; and (2) have executed and delivered to the Company (and not have revoked or attempted to revoke) the Company’s Executive Protective Covenants Agreement (“EPCA” or other similarly named agreement). Our Chief Executive Officer is entitled to receive severance benefits for certain qualifying terminations pursuant to the separate Amedisys Holding, L.L.C. Amended and Restated Severance Plan for Chief Executive Officer. See “CEO Severance Plan” below.

If any Covered Executive is terminated by the Company without “Cause” or resigns with “Good Reason” in each case prior to a “Change in Control,” each as defined in the Executive Severance Plan, such Covered Executive shall be entitled to an amount equal to one (1) times the sum of (A) the Covered Executive’s base salary, as in effect on the date of employment termination (or in the event a reduction in base salary is a basis for a termination with Good Reason, then the base salary in effect immediately prior to such reduction) and (B) the greater of (x) an amount equal to the cash bonus earned by the Covered Executive for the previous fiscal year or (y) an amount equal to the Covered Executive’s short-term incentive bonus target percentage for the fiscal year in which the termination occurs, multiplied by the Covered Executive’s base salary as in effect on the date of employment termination (or, in the event a reduction in base salary is a basis for termination for Good Reason, then the base salary in effect immediately prior to such reduction), which amount shall be payable in substantially equal monthly installments in accordance with the Company’s normal payroll practices for a period of 12 months. Further, any unvested equity awards issued in the name of the Covered Executive as of the date of employment termination will vest in accordance with the terms contained in the applicable award agreement for such awards.

If any Covered Executive is terminated by the Company without “Cause” or resigns with “Good Reason” in each case within two years following a “Change in Control,” such Covered Executive shall be entitled to an amount equal to two (2) times the sum of (A) the Covered Executive’s base salary, as in effect on the date of employment termination (or in the event a reduction in base salary is a basis for a termination with Good Reason, then the base salary in effect immediately prior to such reduction) and (B) the greater of (x) an amount equal to the cash bonus earned by the Covered Executive for the previous fiscal year or (y) an amount equal to the Covered Executive’s short-term incentive bonus target percentage for the fiscal year in which the termination occurs, multiplied by the Covered Executive’s base salary, as in effect on the date of employment termination (or, in the event a reduction in base salary is a basis for termination for Good Reason, then the base salary in effect immediately prior to such reduction), which amount shall be payable in a lump sum. Further, any unvested equity awards issued in the name of the Covered Executive as of the date of employment termination will vest in accordance with the provisions of the 2018 Omnibus Incentive Compensation Plan or any successor thereto.

CEO Severance Plan

On January 6, 2022, the Compensation Committee approved and adopted the Amedisys Holding, L.L.C. Amended and Restated Severance Plan for Chief Executive Officer (the “CEO Severance Plan”), which provides certain severance protections in the event of a qualifying termination of employment of the Chief Executive Officer. The CEO Severance Plan was applicable to Mr. Kusserow until his retirement on April 15, 2022 and is now applicable to Mr. Gerard during his term as Chief Executive Officer.

Under the terms of the CEO Severance Plan, if the Chief Executive Officer is terminated by the Company without “Cause” or resigns with “Good Reason” in each case prior to a “Change in Control,” each as defined in the CEO Severance Plan, such Chief Executive Officer will be entitled to an amount equal to two (2) times the sum of (A) the Chief Executive Officer’s base salary, as in effect on the date of employment termination (or in the event a reduction in base salary is a basis for a termination with Good Reason, then the base salary in effect immediately prior to such reduction), and (B) the greater of (x) an amount equal to the cash bonus earned by the Chief Executive Officer for the previous fiscal year or (y) an amount equal to the Chief Executive Officer’s short-term incentive bonus target percentage for the fiscal year in which the termination occurs, multiplied by the Chief Executive Officer’s base salary as in effect on the date of employment termination (or, in the event a reduction in base salary is a basis for termination for Good Reason, then the base salary in effect immediately prior to such reduction), payable in substantially equal monthly installments for a period of 12 months. Further, any unvested equity awards issued in the name of the Chief Executive Officer as of the date of employment termination will vest in accordance with the terms contained in the applicable award agreement for such awards.

If the Chief Executive Officer is terminated by the Company without “Cause” or resigns with “Good Reason” in each case within two years following a “Change in Control,” such Chief Executive Officer will be entitled to an amount equal to three (3) times the sum of (A) the Chief Executive Officer’s base salary, as in effect on the date of employment termination (or in the event a reduction in base salary is a basis for a termination with Good Reason, then the base salary in effect immediately prior to such reduction), and (B) the greater of (x) an amount equal to the cash bonus earned by the Chief Executive Officer for the previous fiscal year or (y) an amount equal to the Chief Executive Officer’s short-term incentive bonus target percentage for the fiscal year in which the termination occurs, multiplied by the Chief Executive Officer’s base salary as in effect on the date of employment termination (or, in the event a reduction in base salary is a basis for termination for Good Reason, then the base salary in effect immediately prior to such reduction), payable in a lump sum. Further, any unvested equity awards issued in the name of the Chief Executive Officer as of the date of employment termination will vest in accordance with the provisions of the 2018 Omnibus Incentive Compensation Plan, as amended from time to time, or any successor thereto.

Stock Ownership

Included in the Corporate Governance Guidelines adopted by our Board of Directors are stock ownership requirements applicable to our Chief Executive Officer and our other executive officers. In an effort to more closely align our Chief Executive Officer’s interests with those of our stockholders, the Chief Executive Officer must own Company shares with a fair market value equal to at least six times his base salary. As of December 31, 2021, Mr. Kusserow was in compliance with these ownership requirements. Mr. Gerard will have five years from the date of his appointment as Chief Executive Officer to come into compliance with these ownership requirements. As of April 15, 2022, Mr. Gerard was in compliance with these ownership requirements.

In addition, each other executive officer of the Company must own Company shares with a fair market value equal to at least three times his or her base salary. Each executive officer is required to retain at least half of the net after-tax shares received upon vesting or exercise of his or her equity awards until the holding requirement is met. As of December 31, 2021, each of our executive officers was in compliance with these ownership requirements.

Once the Chief Executive Officer or other executive officer accumulates shares with a value equal to the required multiple of base salary, he or she must retain the minimum number of shares originally accumulated to meet the threshold requirement on a going-forward basis. If the Company’s stock price subsequently declines after the stock ownership requirements are met, he or she will not be required to acquire additional shares.

Tax and Accounting Implications of Compensation

The Compensation Committee has considered the accounting and tax impact of various elements of compensation provided to our executive officers to balance the potential cost to us with the benefit and value of the compensation to the executive officers, but those considerations have generally not been a material factor in determining amounts of compensation for our executive officers.

Employment Agreements

On December 16, 2021, the Amended and Restated Employment Agreement by and among the Company, Paul B. Kusserow, and Amedisys Holding, L.L.C., dated as of September 27, 2018, as amended by Amendment to Amended and Restated Employment Agreement, dated as of February 18, 2021 (the “Amended and Restated Employment Agreement”), terminated by its terms. Mr. Kusserow’s employment with the Company continued without a formal employment agreement after the end of the term of the Amended and Restated Employment Agreement until his retirement effective April 15, 2022.

Pursuant to the terms of the Amended and Restated Employment Agreement, Mr. Kusserow was entitled to, among other things:

•	An annual base salary of not less than $900,000 (beginning January 1, 2019), subject to annual review for increase (but not decrease) by the Compensation Committee;

•	Participate in the Company’s annual (cash bonus) incentive plan, with threshold, target and maximum award opportunities approved from year to year by the Compensation Committee; and

•

Equity awards with an estimated grant value of $18 million, calculated as of September 27, 2018, which were the sole equity awards granted to Mr. Kusserow during the three-year term of the Amended and Restated Employment Agreement.

In addition, under the terms of the Amended and Restated Employment Agreement, Mr. Kusserow was entitled to certain benefits if his employment was terminated due to his death or disability, if the Company terminated Mr. Kusserow’s employment without Cause or if Mr. Kusserow resigned with Good Reason, as defined in and as set forth under the Amended and Restated Employment Agreement.

Mr. Kusserow continues to be subject to certain restrictive covenants, including non-compete, non-solicitation, confidentiality and non-disparagement covenants that continue after the end of his employment.

We currently do not have any employment agreements in place with any of our executive officers.

2022 Executive Compensation Decisions

In the first quarter of 2022, we implemented the following pay practices:

•	In connection with Mr. Gerard’s promotion to Chief Executive Officer, the Compensation Committee:

•	Increased Mr. Gerard’s base salary to $900,000, effective February 26, 2022;

•	Increased his target bonus to 125% of base salary for 2022; and

•	Approved an annual equity award comprised of a mix of time-based stock options (25%), time-based RSUs (25%) and performance-based RSUs (50%) valued at $3.5 million.

•

As a result of Mr. Kusserow’s Amended and Restated Employment Agreement terminating by its terms on December 16, 2021, the Compensation Committee approved a compensation package for Mr. Kusserow for 2022 to include:

•	A base salary of $900,000, which reflects no change from his current base salary;

•	No annual bonus; and

•

A one-time special equity award grant, comprised of a mix of time-based RSUs and performance-based RSUs valued at $3.5 million, in recognition of Mr. Kusserow’s service to the Company and to incentivize his continued service to the Company.

•

The Compensation Committee approved and adopted the Amedisys Holding, L.L.C. Amended and Restated Severance Plan for Chief Executive Officer (the “CEO Severance Plan”), which provides certain severance protections in the event of a qualifying termination of employment of the Chief Executive Officer. The CEO Severance Plan was applicable to Mr. Kusserow until his retirement on April 15, 2022 and is now applicable to Mr. Gerard.

•

Added an adjusted EBITDA “gate” of target level of performance to the 2022 short-term incentive compensation plan in order for any of the performance measures (quality of patient care and people performance goals) to pay out above the target level.

CEO Pay Ratio

In accordance with Item 402(u) of Regulation S-K, we determined the ratio of the annual total 2021 compensation of Mr. Kusserow, our CEO, relative to the annual total 2021 compensation of our median employee.

For purposes of identifying the median-compensated employee, we used December 31, 2021 to determine our employee population and used the consistently applied compensation measure described below to determine our median employee. In accordance with Instruction 7 to Item 402(u) of Regulation S-K, we excluded the employees we acquired in connection with our acquisitions of VNA (119 employees) and Contessa (174 employees) in 2021. We used a consistently applied compensation measure that included the sum of the following 2021 compensation elements: base salary, actual bonus amount, and actual equity award amount. After the median employee was identified, we estimated the annual total compensation for that employee by applying the same rules as used for determining total compensation for the Named Executive Officers as reported in Summary Compensation Table.

Mr. Kusserow’s annual total compensation for 2021 was $8,348,257 as reflected in the Summary Compensation Table on page 50. The 2021 annual total compensation for the median-compensated employee, calculated in the same manner, was estimated to be $64,558. Therefore, our CEO to median employee pay ratio is approximately 129.3:1.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors of Amedisys, Inc. has reviewed and discussed the Compensation Discussion and Analysis with management, as required by Item 402(b) of Regulation S-K, and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the Meeting and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2021.

Members of the Compensation Committee:

Teresa L. Kline (Chairperson)

Vickie L. Capps

Julie D. Klapstein

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Vickie L. Capps, Julie D. Klapstein, Teresa L. Kline and Richard A. Lechleiter, who resigned from our Board of Directors on February 28, 2022, served as members of the Compensation Committee in 2021. During 2021:

•	none of our executive officers was a director of another entity where one of that entity’s executive officers served on the Compensation Committee;

•	no member of the Compensation Committee was during the year or formerly an officer or employee of the Company or any of its subsidiaries;

•	no member of the Compensation Committee entered into any transaction with our Company in which the amount involved exceeded $120,000;

•	none of our executive officers served on the compensation committee of any entity where one of that entity’s executive officers served on the Compensation Committee; and

•	none of our executive officers served on the compensation committee of another entity where one of that entity’s executive officers served as a director on our Board of Directors.

2021 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning total compensation for our Named Executive Officers for 2021, 2020 and 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)		Total ($)
Paul B. Kusserow	2021	$900,000	$—	$7,245,979	$—	$158,895	$43,383	(4)	$8,348,257
Chief Executive Officer and Chairman (PEO) (3)	2020	$900,000	$—	$4,879,990	$—	$547,313	$34,673		$6,361,976
	2019	$899,327	$—	$7,346,127	$4,161,933	$393,705	$34,455		$12,835,547

Scott G. Ginn	2021	$565,385	$—	$3,125,577	$375,050	$203,032	$10,897	(5)	$4,279,941
Executive Vice President and Chief Financial Officer (PFO) (3)	2020	$525,000	$—	$1,250,117	$246,353	$684,141	$10,132		$2,715,743
	2019	$525,000	$—	$1,246,059	$250,293	$688,984	$10,759		$2,721,095

Christopher T. Gerard	2021	$635,577	$—	$4,350,363	$450,060	$229,515	$7,610	(6)	$5,673,125
President and Chief Operating Officer (3)	2020	$575,000	$—	$3,108,394	$295,673	$749,297	$7,974		$4,736,338
	2019	$575,000	$—	$2,524,023	$300,304	$754,601	$7,350		$4,161,278

Sharon Brunecz	2021	$420,192	$—	$2,800,858	$187,525	$112,550	$7,705	(8)	$3,528,830
Chief Human Resources Officer (7)	2020	$400,000	$—	$1,677,559	$166,290	$434,375	$7,648		$2,685,872
	2019	$400,000	$—	$1,374,440	$168,921	$437,450	$7,128		$2,387,939

David L. Kemmerly	2021	$420,192	$—	$1,563,084	$187,525	$112,550	$14,533	(9)	$2,297,884
Chief Legal and Government Affairs Officer	2020	$400,000	$—	$843,949	$166,290	$434,375	$14,651		$1,859,265
	2019	$400,000	$—	$841,468	$168,921	$437,450	$14,321		$1,862,160

(1)

The values for stock in this column reflect the aggregate grant date fair value of stock awards granted during the fiscal years ended December 31, 2021, 2020 and 2019 pursuant to our 2008 and 2018 Omnibus Incentive Compensation Plans. Generally, the grant date fair value is the amount that we would expense in our financial statements over the vesting period of the award based on the probable outcome of the award conditions. Assumptions used in the calculation of this amount are included in Note 10 to our audited financial statements for the year ended December 31, 2021, which were included in our Annual Report on Form 10-K filed with the SEC on February 24, 2022. Additional information regarding these awards appears under the heading “2021 Long-Term Incentives (Equity-Based Compensation)” in the CD&A. As described further in the CD&A under the heading “2021 Long-Term Incentives (Equity-Based Compensation)” based on actual 2021 performance, none of the Named Executive Officers earned any shares pursuant to their respective 2021 performance-based restricted stock unit awards or the 2021 performance tranche under prior awards.

(2)

The amounts in this column reflect the amount earned under the annual performance-based non-equity incentive compensation plan for the applicable year. Each of the Named Executive Officers voluntarily elected to forego their short-term incentive (cash bonus) payout for 2021. See “2021 Annual Performance-Based Incentive Compensation (Cash Bonuses)” in the CD&A for additional information.

(3)

Effective April 15, 2022, Paul B. Kusserow, our former Chief Executive Officer and Chairman of the Board, retired as our Chief Executive Officer, and Christopher T. Gerard, our former President and Chief Operating Officer, was promoted to President and Chief Executive Officer, effective April 15, 2022.

(4)

This amount consists of $7,524 for employer-paid contributions to Mr. Kusserow pursuant to our 401(k) Benefit Plan, $173 for the cash payment of fractional shares related to stock vesting that occurred in 2021, $1,303 for fleet true-up and $34,383 in costs attributable to life insurance premiums paid by us on Mr. Kusserow’s behalf where we are not the beneficiary.

(5)

This amount consists of $7,524 for employer-paid contributions to Mr. Ginn pursuant to our 401(k) Benefit Plan, $599 for the cash payment of fractional shares related to stock vesting that occurred in 2021 and $2,774 in costs attributable to life insurance premiums paid by us on Mr. Ginn’s behalf where we are not the beneficiary.

(6)

This amount consists of $7,524 for employer-paid contributions to Mr. Gerard pursuant to our 401(k) Benefit Plan and $86 for the cash payment of fractional shares related to stock vesting that occurred in 2021.

(7)	Ms. Brunecz resigned from the Company effective March 21, 2022.
(8)

This amount consists of $7,524 for employer-paid contributions to Mrs. Brunecz pursuant to our 401(k) Benefit Plan and $181 for the cash payment of fractional shares related to stock vestings that occurred in 2021.

(9)

This amount consists of $7,524 for employer-paid contributions to Mr. Kemmerly pursuant to our 401(k) Benefit Plan, $111 for the cash payment of fractional shares related to stock vesting that occurred in 2021 and $6,898 in costs attributable to life insurance premiums paid by us on Mr. Kemmerly’s behalf where we are not the beneficiary.

2021 GRANTS OF PLAN BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value ($) (7)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Paul B. Kusserow
Performance-Based Restricted Stock Units(1)	2/17/2021	—	—	—	—	24,546	—		$7,245,979
2021 Short Term (Cash Bonus) Incentive Plan		$225,000	$450,000	$900,000	—	—	—	—	—
Scott G. Ginn
Performance-Based Restricted Stock Units(2)	2/17/2021	—	—	—	1,271	2,541	5,082	—	$750,103
Time-Based Nonqualified Stock Options(4)	2/17/2021	—	—	—	—	—	—	3,200	$375,050
Time-Vesting Restricted Stock Units(5)	2/17/2021	—	—	—	—	—	—	1,271	$375,199
Time-Vesting Restricted Stock Units(6)	2/17/2021	—	—	—	—	—	—	6,776	$2,000,275
2021 Short Term (Cash Bonus) Incentive Plan		$287,500	$575,000	$1,150,000	—	—	—	—	—
Christopher T. Gerard
Performance-Based Restricted Stock Units(2)	2/17/2021	—	—	—	1,525	3,049	6,098	—	$900,065
Time-Based Nonqualified Stock Options(4)	2/17/2021	—	—	—	—	—	—	3,840	$450,060
Time-Vesting Restricted Stock Units(5)	2/17/2021	—	—	—	—	—	—	1,525	$450,180
Time-Vesting Restricted Stock Units(6)	2/17/2021	—	—	—	—	—	—	10,163	$3,000,118
2021 Short Term (Cash Bonus) Incentive Plan		$325,000	$650,000	$1,300,000	—	—	—	—	—
Sharon Brunecz
Performance-Based Restricted Stock Units(2)	2/17/2021	—	—	—	636	1,271	2,542	—	$375,199
Performance-Based Restricted Stock Units(3)	2/17/2021	—	—	—	—	—	—	4,193	$1,237,774
Time-Based Nonqualified Stock Options(4)	2/17/2021	—	—	—	—	—	—	1,600	$187,525
Time-Vesting Restricted Stock Units(5)	2/17/2021	—	—	—	—	—	—	636	$187,747
Time-Vesting Restricted Stock Units(6)	2/17/2021	—	—	—	—	—	—	3,388	$1,000,138
2021 Short Term (Cash Bonus) Incentive Plan		$159,375	$318,750	$637,500	—	—	—	—	—
David L. Kemmerly
Performance-Based Restricted Stock Units(2)	2/17/2021	—	—	—	636	1,271	2,542	—	$375,199
Time-Based Nonqualified Stock Options(4)	2/17/2021	—	—	—	—	—	—	1,600	$187,525
Time-Vesting Restricted Stock Units(5)	2/17/2021	—	—	—	—	—	—	636	$187,747
Time-Vesting Restricted Stock Units(6)	2/17/2021	—	—	—	—	—	—	3,388	$1,000,138

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value ($) (7)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
2021 Short Term (Cash Bonus) Incentive Plan		$159,375	$318,750	$637,500	—	—	—	—	—

(1)

The amounts shown in this row reflect the number of performance-based restricted stock units granted to Mr. Kusserow on January 2, 2019, subject to achievement of the 2021 performance metric, which performance metric was established by the Compensation Committee on February 17, 2021 and certified as not achieved on February 17, 2022.

(2)

The amounts shown in this row reflect the threshold (50% of target), target (100%) and maximum (200% of target) number of performance-based restricted stock units granted to Mr. Ginn, Mr. Gerard, Mrs. Brunecz and Mr. Kemmerly on February 17, 2021, subject to achievement of the 2021 performance metric, which performance metric was established by the Compensation Committee on February 17, 2021 and certified as not achieved on February 17, 2022.

(3)

The amounts shown in this row reflect the number of performance-based restricted stock units granted to Mrs. Brunecz on July 27, 2018, subject to achievement of the 2021 performance metric, which performance metric was established by the Compensation Committee on February 17, 2021 and certified as not achieved on February 17, 2022.

(4)

The amounts shown in this row reflect the number of time-based non-qualified stock options granted to Mr. Ginn, Mr. Gerard, Mrs. Brunecz and Mr. Kemmerly on February 17, 2021. The options vest ratably in one-fourth increments on February 20, 2022, February 20, 2023, February 20, 2024 and February 20, 2025, provided that the awardee is continuously employed by the Company through each such date.

(5)

The amounts shown in this row reflect the number of time-vesting only restricted stock units granted to Mr. Ginn, Mr. Gerard, Mrs. Brunecz and Mr. Kemmerly on February 17, 2021. The shares vest ratably in one-fourth increments on February 20, 2022, February 20, 2023, February 20, 2024 and February 20, 2025, provided that the awardee is continuously employed by the Company through each such date.

(6)

The amounts shown in this row reflect the number of time-vesting only restricted stock units granted to Mr. Ginn, Mr. Gerard, Mrs. Brunecz and Mr. Kemmerly on February 17, 2021. The shares vest ratably in one-half increments on February 20, 2024 and February 20, 2025, provided that the awardee is continuously employed by the Company through each such date.

(7)

The amounts shown in this column reflect the “grant date fair value” of the time-based restricted stock units, time-based stock options and performance-based restricted stock units granted to each of our Named Executive Officers during the fiscal year 2021. Generally, the grant date fair value is the amount that we would expense in our financial statements over the vesting period of the award based on the probable outcome of the award conditions. Assumptions used in the calculation of this amount are included in Note 10 to our audited financial statements for the year ended December 31, 2021, as included in our Annual Report on Form 10-K filed with the SEC on February 24, 2022. There can be no assurance that the grant date fair value of the nonvested stock awards or the restricted stock units will ever be realized. As described further in the CD&A under the heading “2021 Long-Term Incentives (Equity-Based Compensation)” based on actual 2021 performance, the performance-based portions of the equity awards granted in 2021 were forfeited, and no amount was realized for these awards.

OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR-END

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Shares or Units of Stock That Have Not Vested ($) (2) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Name	Exercisable	Unexercisable
Paul B. Kusserow	53,735	26,867	$114.78	1/2/2029	61,365	$9,933,766	24,546	$3,973,506

Scott G. Ginn	424	—	$58.69	7/19/2027	17,661	$2,858,963	1,271	$205,749
	6,995	—	$49.25	10/18/2027
	2,148	2,146	$127.11	2/20/2029
	750	2,247	$198.81	2/12/2030
	—	3,200	$295.20	2/17/2031

Christopher T. Gerard	23,675	—	$46.35	1/20/2027	23,225	$3,759,663	1,525	$246,867
	2,576	2,576	$127.11	2/20/2029
	900	2,697	$198.81	2/12/2030
	—	3,840	$295.20	2/17/2031

Sharon Brunecz	4,367	4,367	$93.76	7/27/2028	16,802	$2,719,908	636	$102,956
	1,450	1,448	$127.11	2/20/2029
	506	1,517	$198.81	2/12/2030
	—	1,600	$295.20	2/17/2031

David L. Kemmerly	1,563	—	$27.35	5/1/2025	10,514	$1,702,006	636	$102,956
	725	1,448	$127.11	2/20/2029
	506	1,517	$198.81	2/12/2030
	—	1,600	$295.20	2/17/2031

(1)	The contractual term of each grant of stock option awards is a ten-year period.
(2)	Market value is based on the closing price on December 31, 2021 of $161.88.
(3)

The amounts in this column include the “Threshold” number of shares of common stock issuable upon vesting of the performance-based restricted stock units (PRSUs) that were granted in 2021 to the Named Executive Officers with performance conditions linked to the Company’s 2021 Adjusted EBITDA. Please refer to the description of the PRSUs under the heading “2021 Long-Term Incentives (Equity-Based Compensation)” in the CD&A, above, for additional information regarding the performance conditions. As of December 31, 2021, the threshold performance conditions for the 2021 PRSUs had not been met. Thus, as of the date that the Company filed its 2021 Form 10-K, each of our Named Executive Officers forfeited the right to receive any shares of restricted common stock issuable upon vesting of the 2021 PRSUs.

VESTING SCHEDULE – OUTSTANDING EQUITY AWARDS

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Vesting Schedule of Unexercised Options	Option Exercise Price ($)	Number of Shares or Units of Stock That Have Not Vested (#)	Vesting Schedule of Number of Shares or Units of Stock That Have Not Vested
Paul B. Kusserow	26,867	100% on 1/2/2022	$114.78	12,273	100% on 1/2/2022
				49,092	100% upon certification by the Board of Directors of the achievement of the 2021 performance metric

Scott G. Ginn	2,146	50% on each of 2/20/2022 and 2023	$127.11	983	50% on each of 2/20/2022 and 2023
	2,247	33% on each of 2/20/2022, 2023 and 2024	$198.81	943	33% on each of 2/20/2022, 2023 and 2024
	3,200	25% on each of 2/20/2022, 2023, 2024 and 2025	$295.20	1,271	25% on each of 2/20/2022, 2023, 2024 and 2025
				6,776	50% on each of 2/20/2024 and 2025
				3,916	50% on each of 2/20/2022 and 2023
				3,772	33% on each of 2/20/2022, 2023 and 2024

Christopher T. Gerard	2,576	50% on each of 2/20/2022 and 2023	$127.11	1,180	50% on each of 2/20/2022 and 2023
	2,697	33% on each of 2/20/2022, 2023 and 2024	$198.81	1,131	33% on each of 2/20/2022, 2023 and 2024
	3,840	25% on each of 2/20/2022, 2023, 2024 and 2025	$295.20	1,525	25% on each of 2/20/2022, 2023, 2024 and 2025
				10,163	50% on each of 2/20/2024 and 2025
				4,700	50% on each of 2/20/2022 and 2023
				4,526	33% on each of 2/20/2022, 2023 and 2024

Sharon Brunecz	4,367	100% on 7/27/2022	$93.76	2,096	100% on 7/27/2022
	1,448	50% on each of 2/20/2022 and 2023	$127.11	664	50% on each of 2/20/2022 and 2023
	1,517	33% on each of 2/20/2022, 2023 and 2024	$198.81	636	33% on each of 2/20/2022, 2023 and 2024
	1,600	25% on each of 2/20/2022, 2023, 2024 and 2025	$295.20	636	25% on each of 2/20/2022, 2023, 2024 and 2025
				3,388	50% on each of 2/20/2024 and 2025
				2,644	50% on each of 2/20/2022 and 2023
				1,397	100% on 7/27/2022
				2,795	50% on each of 7/27/2022 and 2023
				2,546	33% on each of 2/20/2022, 2023 and 2024

David L. Kemmerly	1,448	50% on each of 2/20/2022 and 2023	$127.11	664	50% on each of 2/20/2022 and 2023
	1,517	33% on each of 2/20/2022, 2023 and 2024	$198.81	636	33% on each of 2/20/2022, 2023 and 2024
	1,600	25% on each of 2/20/2022, 2023, 2024 and 2025	$295.20	636	25% on each of 2/20/2022, 2023, 2024 and 2025

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Vesting Schedule of Unexercised Options	Option Exercise Price ($)	Number of Shares or Units of Stock That Have Not Vested (#)	Vesting Schedule of Number of Shares or Units of Stock That Have Not Vested
				3,388	50% on each of 2/20/2024 and 2025
				2,644	50% on each of 2/20/2022 and 2023
				2,546	33% on each of 2/20/2022, 2023 and 2024

2021 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Paul B. Kusserow	—	—	12,273	$3,600,039
Scott G. Ginn	4,875	$1,189,106	7,009	$1,689,497
Christopher T. Gerard	—	—	25,052	$7,498,808
Sharon Brunecz	—	—	9,006	$2,398,034
David L. Kemmerly	3,125	$821,256	2,717	$796,980

(1)

Amount reflects the difference between the exercise price of the stock option and the price of our common stock at the time of exercise, multiplied by the number of shares underlying the option exercised.

(2)	Amount reflects the closing price of our common stock on the day of vesting multiplied by the number of shares acquired on vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table shows the potential payments to our Named Executive Officers upon: (i) a Change in Control (as such term is defined in the Executive Severance Plan) of the Company without termination, (ii) a termination without Cause or a resignation with Good Reason (as such terms are defined in the Executive Severance Plan) prior to a Change in Control, (iii) a termination without Cause or a resignation with Good Reason following a Change in Control, (iv) retirement, (v) death or (vi) Disability (as such term is defined in the 2008 and 2018 Omnibus Incentive Compensation Plans). In preparing the table, we assumed the Change in Control event, employment termination event or resignation occurred on December 31, 2021 and that the ability to receive post-termination or Change in Control payments was governed by the Executive Severance Plan. The closing price per share of our common stock on December 31, 2021 (the last business day of the year) was $161.88.

Named Executive Officer	Benefits	Change in Control without Termination of Employment on 12/31/2021 ($)	Termination without Cause or Resignation with Good Reason as of 12/31/2021 (no Change in Control) ($)	Termination without Cause or Resignation with Good Reason on 12/31/2021 following a Change in Control ($)	Permitted Retirement on 12/31/2021 ($)	Disability on 12/31/2021 ($)	Death on 12/31/2021 ($)
Paul B. Kusserow(1)
	Base Severance Payment	$—	$—	$—	$—	$—	$—
	Accelerated Vesting of Nonvested Stock, Options to purchase shares of Company common stock or Restricted Stock Units	—	$14,282,996	$14,282,996	—	$14,282,996	$14,282,996
	Other	—	—	—	—	—	—

	Total	—	$14,282,996	$14,282,996	—	$14,282,996	$14,282,996
Scott G. Ginn
	Base Severance Payment	—	$1,259,141	$2,518,282	—	—	—
	Accelerated Vesting of Nonvested Stock, Options to purchase shares of Company common stock or Restricted Stock Units	—	—	$4,088,118	—	$4,088,118	$4,088,118
	Other	—	—	—	—	—	—

	Total	—	$1,259,141	$6,606,400	—	$4,088,118	$4,088,118
Christopher T. Gerard
	Base Severance Payment	—	$1,399,297	$2,798,594	—	—	—
	Accelerated Vesting of Nonvested Stock, Options to purchase shares of Company common stock or Restricted Stock Units	—	—	$5,234,875	—	$5,234,875	$5,234,875
	Other	—	—	—	—	—	—

	Total	—	$1,399,297	$8,033,469	—	$5,234,875	$5,234,875
Sharon Brunecz(2)
	Base Severance Payment	—	$859,375	$1,718,750	—	—	—
	Accelerated Vesting of Nonvested Stock, Options to purchase shares of Company common stock or Restricted Stock Units	—	$624,533	$4,165,820	—	$4,165,820	$4,165,820
	Other	—	—	—	—	—	—

	Total	—	$1,483,908	$5,884,570	—	$4,165,820	$4,165,820
David L. Kemmerly
	Base Severance Payment	$—	$859,375	$1,718,750	—	—	—
	Accelerated Vesting of Nonvested Stock, Options to purchase shares of Company common stock or Restricted Stock Units	—	—	$2,440,989	—	$2,440,989	$2,440,989

Other	—	—	—	—	—	—

Total	—	$859,375	$4,159,739	—	$2,440,989	$2,440,989

(1)

Effective December 16, 2021, the Amended and Restated Employment Agreement with our former Chief Executive Officer, Paul B. Kusserow, terminated by its terms. Mr. Kusserow’s employment with the Company continued without a formal employment agreement after the end of the term of the Amended and Restated Employment Agreement until his retirement effective April 15, 2022. On January 6, 2022, the Compensation Committee approved and adopted the CEO Severance Plan, which provides certain severance protections in the event of a qualifying termination of employment of the Chief Executive Officer. The CEO Severance Plan was applicable to Mr. Kusserow until his retirement on April 15, 2022 and is now applicable to Mr. Gerard during his term as Chief Executive Officer. See “Other Practices, Policies and Guidelines–CEO Severance Plan” above for additional information about the CEO Severance Plan. Because the table above assumes the Change in Control event, employment termination event or resignation occurred on December 31, 2021, the amounts reported in the table above for Mr. Kusserow reflect payouts solely for vesting of his unvested equity awards pursuant to the terms of his respective award agreements since Mr. Kusserow was not covered by a severance plan or arrangement as of December 31, 2021. The table below shows the amounts Mr. Kusserow would have received under the CEO Severance Plan as of December 31, 2021 if the CEO Severance Plan had been in effect as of such date.

Executive	Benefits	Change in Control without Termination of Employment on 12/31/2021 ($)	Termination without Cause or Resignation with Good Reason as of 12/31/2021 (no Change in Control) ($)	Termination without Cause or Resignation with Good Reason on 12/31/2021 following a Change in Control ($)	Permitted Retirement on 12/31/2021 ($)	Disability on 12/31/2021 ($)	Death on 12/31/2021 ($)
Paul B. Kusserow
	Base Severance Payment	$—	$2,894,626	$4,341,939	—	—	—
	Accelerated Vesting of Nonvested Stock, Options to purchase shares of Company common stock or Restricted Stock Units	—	14,282,996	$14,282,996	—	$14,282,996	$14,282,996
	Other	—	—	—	—	—	—

	Total	—	$17,177,622	$18,624,935	—	$14,282,996	$14,282,996

(2)	Ms. Brunecz resigned as Chief Human Resources Officer effective March 21, 2022 and was not entitled to any such payments.

DIRECTOR COMPENSATION

The compensation structure for our non-employee directors in 2021 was as follows:

•	An annual cash retainer of $100,000;

•

An annual equity award of time-based RSUs with a value of $150,000 that vest one year after the date of grant conditioned on the director’s continued service as a non-employee member of the Board of Directors through the vesting date; and

•	Reimbursement for out-of-pocket expenses, including reasonable travel and lodging expenses, related to the director’s service on the Board.

In addition to the other fees mentioned, the following table sets forth additional annual retainers for our Lead Director and our Committee Chairs:

Lead Director Cash Retainer	$30,000
Audit Committee Chair Cash Retainer	$25,000
Compensation Committee Chair Cash Retainer	$20,000
Nominating and Corporate Governance Committee Chair Cash Retainer	$15,000
Quality of Care Committee Chair Cash Retainer	$15,000
Compliance and Ethics Committee Chair Cash Retainer	$15,000

Mr. Kusserow does not receive any additional compensation for his role as our Chairman.

On June 8, 2021, each of Mses. Capps, Kline, Klapstein and Samuels, Drs. Coye and Rideout, and Messrs. Lechleiter and Perkins received an equity grant of RSUs valued at $150,000 in connection with their re-election as directors at the 2021 annual meeting of stockholders. The number of RSUs granted (574) was determined by dividing the total grant value by the closing price of the Company’s common stock on the date of grant ($261.31). The RSUs granted are subject to time-based vesting conditions and will vest 100% on June 8, 2022, predicated upon the respective director’s continued service as a non-employee member of the Board of Directors through the vesting date.

Director compensation is approved on an annual basis by independent (non-employee) members of our Board of Directors.

The following table shows the value of all cash and equity-based compensation paid to the members of our Board of Directors during the year ended December 31, 2021.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	All Other Compensation ($)	Total ($)
Vickie L. Capps	$123,500	$149,992	—	$273,492
Molly J. Coye, MD	$98,917	$149,992	—	$248,909
Julie D. Klapstein	$118,917	$149,992	—	$268,909
Teresa L. Kline	$98,917	$149,992	—	$248,909
Richard A. Lechleiter (3)	$143,917	$149,992	—	$293,909

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	All Other Compensation ($)	Total ($)
Bruce D. Perkins	$113,917	$149,992	—	$263,909
Jeffrey A. Rideout, MD	$113,917	$149,992	—	$263,909
Ivanetta Davis Samuels	$95,792	$149,992	—	$245,784

(1)

Paul B. Kusserow, our former Chief Executive Officer and Chairman of our Board of Directors is not included in the table above as he was an employee of the Company during 2021 and, therefore did not receive any additional compensation for the services that he provided as director or as Chairman of the Board. The compensation that Mr. Kusserow received is included in the Summary Compensation Table.

(2)

The amounts shown in this column reflect the grant date fair value of nonvested stock unit awards granted to each of our directors. Generally, the grant date fair value is the amount that we would expense in our financial statements over the vesting period of the award. Assumptions used in the calculation of this amount are included in Note 10 to our audited financial statements for the year ended December 31, 2021, included in our Annual Report on Form 10-K filed with the SEC on February 24, 2022. As of December 31, 2021, Mses. Capps, Klapstein, Kline and Samuels, Drs. Coye and Rideout, and Messrs. Lechleiter and Perkins each had 574 outstanding shares of nonvested stock units, 100% of which will vest on June 8, 2022 assuming the director continues serving as a non-employee director through such date. While Mr. Lechleiter resigned from our Board of Directors on February 28, 2022, the Compensation Committee approved the continued vesting of Mr. Lechleiter’s nonvested stock units in recognition of his leadership to the Board. As of December 31, 2021, there were no fully vested outstanding stock options held by our non-employee directors.

(3)	Mr. Lechleiter resigned from our Board of Directors on February 28, 2022.

Stock Ownership

Included in the Corporate Governance Guidelines adopted by our Board of Directors are stock ownership requirements applicable to our independent directors in order to more closely align their interests with those of our stockholders. Each non-employee (independent) director is required to own Company shares with a fair market value equal to at least six times his or her base annual cash retainer.

Each non-employee director has five years from the date that they are elected or appointed (as applicable) to the position to come into compliance with these ownership requirements.

Once a person subject to the stock ownership requirements accumulates shares with a value equal to the required multiple of annual retainer, he or she must retain the minimum number of shares originally accumulated to meet the threshold requirement on a going-forward basis. If the Company’s stock price subsequently declines after the stock ownership requirements are met, he or she will not be required to acquire additional shares. Each of our non-employee directors was in compliance with the ownership requirements as of December 31, 2021, having acquired the required number of shares or having more time to do so.

CERTAIN TRANSACTIONS

Under our Code of Ethical Business Conduct, no director, officer or employee may have any business, financial, civic or professional interest outside the Company that in any way conflicts with that director’s, officer’s or employee’s ability to perform his or her duties at Amedisys with undivided loyalty, unless there is a review by our legal department and the express consent of our Chief Executive Officer, or, in the case of directors, review by and consent of a majority of the disinterested directors. In addition, in accordance with NASDAQ Marketplace Rule 5630, which functions as our related party transaction policy, our Board of Directors reviews all “related party transactions” for potential conflict of interest situations on an ongoing basis based upon whether such transactions are in the best interests of our Company and our stockholders. For purposes of this review, a “related party transaction” is any transaction required to be disclosed pursuant to Item 404 of SEC Regulation S-K. All related party transactions must be approved by a majority of our independent directors (any independent director who is a party to a proposed related party transaction must recuse himself or herself from the vote). Our independent directors’ approval of any related party transaction is reflected in the minutes of the meeting of our Board of Directors during which such approval was granted.

There were no transactions between the Company and any officer, director or nominee for director, any security holder listed in the “Stock Ownership Table” on page 28 of this Proxy Statement, or any affiliate of or person related to any of them, since January 1, 2021, of the type or amount required to be disclosed pursuant to Item 404 of Regulation S-K. Additionally, none of our directors, executive officers or affiliates is a party to any proceedings adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

OTHER MATTERS

Stockholder Nominations of Directors

Stockholders may nominate directors for election without consideration by the Nominating and Corporate Governance Committee of our Board of Directors by complying with the eligibility, advance notice and other provisions of our Bylaws, a composite version of which was filed with the SEC as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, and is also available on our website at http://www.amedisys.com.

Under our Bylaws, a stockholder is eligible to submit a stockholder nomination of directors at an annual meeting if the stockholder is (1) of record based on the record date for determining stockholders entitled to vote at the annual meeting and (2) of record on the date the stockholder gives notice of the nomination to our Corporate Secretary. The stockholder also must provide timely notice of the nomination in writing to our Corporate Secretary. In connection with the 2023 Annual Meeting, to be timely under our Bylaws, our Corporate Secretary must receive advance notice of a nomination for election of a director at the 2023 Annual Meeting between close of business on February 9, 2023 and close of business on March 11, 2023, provided however, if and only if the 2023 Annual Meeting is not scheduled to be held between May 10, 2023 and August 8, 2023, such stockholder’s notice must be delivered to our Corporate Secretary no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting or (B) if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the meeting is first made by the Company. The advance notice of the nomination must contain certain information specified in our Bylaws, including information concerning the nominee and the stockholder proponent. The foregoing description is only a summary of the advance notice requirements of our Bylaws; please refer to the full text of our Bylaws for additional information.

Stockholder Proposals for Inclusion in Proxy Materials

Stockholders who, in accordance with Rule 14a-8 of the Exchange Act, wish to present proposals for inclusion in the proxy materials to be distributed in connection with the 2023 Annual Meeting must submit their proposals so that they are received by our Corporate Secretary at the address listed below no later than the close of business on December 28, 2022. The proposal also will need to comply with the SEC regulations regarding the inclusion of stockholder proposals in Company-sponsored material.

Stockholder Proposals of Other Business

Under our Bylaws, a stockholder is eligible to submit a stockholder proposal of business (other than nominations of directors or proposals properly brought pursuant to Rule 14a-8 of the Exchange Act, the procedures for which are described above) at an annual meeting if the stockholder is (1) of record based on the record date for determining stockholders entitled to vote at the annual meeting and (2) of record on the date the stockholder gives notice of the proposal to our Corporate Secretary. In addition, the proposal must be a proper matter for stockholder action under Delaware law and the stockholder must provide timely notice of the proposal in writing to our Corporate Secretary. To be timely under our Bylaws, our Corporate Secretary must receive advance notice of a proposal for business at the 2023 Annual Meeting between close of business on February 9, 2023 and close of business on March 11, 2023, provided however, if and only if the 2023 Annual Meeting is not scheduled to be held between May 10, 2023 and August 8, 2023, such stockholder’s notice must be delivered to our Corporate Secretary no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting or (B) if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the meeting is first made by the Company. The advance notice of the proposal must contain certain information specified in our Bylaws, including information concerning the proposal and the stockholder proponent. Our composite Bylaws were filed with the SEC as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, and are also available on our website at http://www.amedisys.com. The foregoing description is only a summary of the advance notice requirements of our Bylaws; please refer to the full text of our Bylaws for additional information.

Director Nominations under Exchange Act Rule 14a-19

Stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 10, 2023.

Contact Information

Stockholder proposals should be sent to:

Corporate Secretary

Amedisys, Inc.

3854 American Way, Suite A

Baton Rouge, Louisiana 70816

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, multiple stockholders who share the same last name and address will receive only one copy of the Notice or annual proxy materials. If the household received a printed set of proxy materials by mail, each stockholder will receive his or her own proxy card by mail. We have undertaken householding to reduce our printing costs and postage fees.

If you wish to opt out of householding and continue to receive multiple copies of the Notice or proxy materials at the same address or if you are receiving multiple copies of the Notice or proxy materials at the same address and wish to receive a single copy, you may do so at any time prior to thirty days before the mailing of the Notice or proxy materials, which typically are mailed in April of each year, by notifying us in writing or by telephone at: Investor Relations, 3854 American Way, Suite A, Baton Rouge, Louisiana 70816, (225) 292-2031 or (800) 467-2662. You also may request additional copies of the Notice or proxy materials by notifying us in writing or by telephone at the same address or telephone numbers, and we undertake to deliver such materials promptly.

Interest of Certain Persons in Matters to be Acted Upon

Other than for any interest arising from (i) the ownership of our common stock or (ii) any nominee’s election to office, we are not aware of any substantial interest of any director, executive officer, nominee for election as a director or associate of any of the foregoing in any matter to be acted upon at the Meeting.

Other Matters to be Presented for Action at the Meeting

Management is not aware of any other matters to be presented for action at the Meeting. However, if any other matter is properly presented at the Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matter.

BY ORDER OF THE BOARD OF DIRECTORS

Jennifer Guckert Griffin
Corporate Secretary

April 27, 2022

APPENDIX A

AMEDISYS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP MEASURES

(Amounts in thousands)

(Unaudited)

AMEDISYS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP MEASURES

(Amounts in thousands)

(Unaudited)

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) Reconciliation:

	For the Years Ended December 31,
	2021	2020
Net income attributable to Amedisys, Inc.	$209,072	$183,608
Add:
Income tax expense	70,065	25,635
Interest expense, net	9,476	10,746
Depreciation and amortization	30,901	28,802
Certain items (1)	(18,028)	26,658
Interest component of certain items (1)	(1,888)	(1,914)

Adjusted EBITDA (2) (5)	$299,598	$273,535

Adjusted Net Service Revenue Reconciliation:

	For the Years Ended December 31,
	2021	2020
Net service revenue	$2,214,112	$2,071,519
Add:
Certain items (1)	(6,541)	—

Adjusted net service revenue (3) (5)	$2,207,571	$2,071,519

Adjusted Net Income Attributable to Amedisys, Inc. per Diluted Share Reconciliation:

	For the Years Ended December 31,
	2021	2020
Net income attributable to Amedisys, Inc. common stockholders per diluted share	$6.34	$5.52
Add:
Certain items (1)	(0.39)	0.59

Adjusted net income attributable to Amedisys, Inc. common stockholders per diluted share (4) (5)	$5.95	$6.11

(1)	The following details the certain items for the three-month periods and years ended December 31, 2021 and 2020:

Certain Items:

For the Year Ended December 31, 2021
(Income) Expense
Certain Items Impacting Net Service Revenue:
Contingency accrual	(6,541)
Certain Items Impacting Other Operating Income:
CARES Act & State COVID-19 grants	(13,300)
Certain Items Impacting Cost of Service:
COVID-19 costs	20,780
Certain Items Impacting Operating Expenses:
Acquisition and integration costs	7,559
COVID-19 costs	716
Pre-acquisition legal settlement	1,825
Certain Items Impacting Total Other Income (Expense):
Interest component of certain items	1,888
Other (income) expense, net	(30,955)

Total	$(18,028)

Net of tax	$(12,923)

Diluted EPS	$(0.39)

For the Year Ended December 31, 2020
(Income) Expense
Certain Items Impacting Other Operating Income:
CARES Act & State COVID-19 grants	$(34,372)
Certain Items Impacting Cost of Service:
COVID-19 costs	33,967
Severance - reductions in staffing levels	4,633
Certain Items Impacting Operating Expenses:
Acquisition and integration costs	10,795
COVID-19 costs	1,562
Severance - reductions in staffing levels	271
Asset impairment	4,152
Certain Items Impacting Total Other Income (Expense):
Interest component of certain items	1,914
Other (income) expense, net	3,736

Total	$26,658

Net of tax	$19,727

Diluted EPS	$0.59

(2)

Adjusted EBITDA is defined as net income attributable to Amedisys, Inc. before net interest expense, provision for income taxes and depreciation and amortization, excluding certain items as described in footnote 1.

(3)	Adjusted net service revenue is defined as net service revenue excluding certain items as described in footnote 1.
(4)

Adjusted net income attributable to Amedisys, Inc. common stockholders per diluted share is defined as diluted income per share calculated in accordance with GAAP excluding the earnings per share effect of certain items as described in footnote 1.

(5)

Adjusted EBITDA, adjusted net service revenue and adjusted net income attributable to Amedisys, Inc. common stockholders per diluted share should not be considered as an alternative to, or more meaningful than, income before income taxes or other measures calculated in accordance with GAAP. These calculations may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate these non-GAAP financial measures in the same manner.

A reconciliation of non-GAAP financial measures with respect to financial results for the year ended December 31, 2019 is included in the Company’s Current Report on Form 8-K filed with the SEC on February 24, 2021.

AMEDISYS, INC.

3854 AMERICAN WAY, SUITE A

BATON ROUGE, LA 70816

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on June 8, 2022 for shares held directly and by 11:59 P.M. Eastern Time on June 7, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on June 8, 2022 for shares held directly and by 11:59 P.M. Eastern Tim on June 7, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS	KEEP THIS PORTION FOR
FOLLOWS: ☒	YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For	Withhold	For	To withhold authority to
The Board of Directors recommends you vote FOR the following:	All	All	All Except	vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of Directors	☐	☐	☐

Nominees

A Vickie L. Capps B Molly J. Coye, MD C Christopher T. Gerard D Julie D. Klapstein E Teresa L. Kline F Paul B. Kusserow G Bruce D. Perkins H Jeffrey A. Rideout, MD I Ivanetta Davis Samuels

The Board of Directors recommends you vote FOR proposals 2 AND 3.	For	Against	Abstain

2 To ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2022.	☐	☐	☐

3 To approve, on an advisory (non-binding) basis, the compensation paid to the Company’s Named Executive Officers, as set forth in the Company’s 2022 Proxy Statement (“Say on Pay” Vote).	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

    THIS PROXY WILL BE VOTED FOR THE CHOICES SPECIFIED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE PERSONS NAMED ABOVE, FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS, FOR THE PROPOSAL REGARDING AN ADVISORY VOTE ON THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS (“SAY ON PAY”), AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ALL OTHER MATTERS.

For address change/comments, mark here. ☐ (see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

AMEDISYS, INC.

Annual Meeting of Stockholders

June 9, 2022

THIS PROXY IS SOLICITED ON BEHALF OF THE

BOARD OF DIRECTORS OF AMEDISYS, INC.

THE SHARES REPRESENTED BY THIS PROXY

WILL BE VOTED IN ACCORDANCE WITH THE CHOICES

SPECIFIED ON THE REVERSE SIDE.

The undersigned stockholder of Amedisys, Inc. (the “Company”) hereby appoints Christopher T. Gerard and Scott G. Ginn the true and lawful attorneys, agents and proxies of the undersigned with full power of substitution for and in the name of the undersigned, to vote all the shares of Common Stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Amedisys executive office, 209 10th Ave. S., Suite 512, Nashville, Tennessee 37203, on June 9, 2022 at 10:00 a.m. Central Time, and any and all adjournments or postponements thereof, with all of the powers which the undersigned would possess if personally present, for the purposes listed on the reverse side.